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SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.           )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-11(c) or §240.14a-12
BEST BUY CO., INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
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Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
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BEST BUY CO., INC. 7601 Penn Avenue South Richfield, Minnesota 55423

NOTICE OF 2004 REGULAR MEETING OF SHAREHOLDERS

Time:	10:00 a.m., Central Daylight Time, on Thursday, June 24, 2004
Place:	Best Buy Corporate Campus — Theater 7601 Penn Avenue South Richfield, Minnesota 55423
Items of Business:	1.	To elect five Class 1 directors to serve on our Board of Directors for a term of two years and to ratify the appointment of three Class 2 directors.
	2.	To ratify the appointment of Ernst & Young LLP as our independent auditor for the current fiscal year.
	3.	To approve our 2004 Omnibus Stock and Incentive Plan.
	4.	To transact such other business as may properly come before the meeting.
Record Date:	You may vote if you are a shareholder of record of Best Buy Co., Inc. as of the close of business on Monday, April 26, 2004.
Proxy Voting:	Your vote is important. You have the option to vote in one of three ways:
		1.	Visit the Web site shown on your proxy card to vote via the Internet;
		2.	Within the U.S. or Canada, call the toll-free telephone number shown on your proxy card; or
		3.	Mark, sign, date and promptly return your proxy card in the enclosed postage-paid envelope.

Regardless of whether you expect to attend the meeting in person, please vote your shares in one of the three ways outlined above.

By Order of the Board of Directors

Elliot S. Kaplan Secretary
Minneapolis, Minnesota May 17, 2004

BEST BUY CO., INC.
7601 Penn Avenue South
Richfield, Minnesota 55423

PROXY STATEMENT

REGULAR MEETING OF SHAREHOLDERS — JUNE 24, 2004

GENERAL INFORMATION

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Best Buy Co., Inc. (the "Board") to be voted at our 2004 Regular Meeting of Shareholders (the "Meeting") to be held on Thursday, June 24, 2004, at 10:00 a.m., Central Daylight Time, at the Best Buy Corporate Campus Theater, 7601 Penn Avenue South, Richfield, Minnesota, or at any postponement or adjournment of the Meeting. The mailing of proxy materials to shareholders will commence on or about May 17, 2004.

Shareholders Entitled to Vote at the Meeting

In order to vote at the Meeting, you must be a shareholder of record of Best Buy as of the close of business on April 26, 2004. As of that date, there were 324,487,092 shares of Best Buy Common Stock outstanding. There are no other classes of capital stock outstanding.

Voting Procedures

Your shares will be voted at the Meeting according to your proxy instructions. You have one vote for each share you own and you can vote those shares for each item of business addressed at the Meeting. If you return a properly executed proxy without specific voting instructions, your shares represented by that proxy will be voted in accordance with the Board's recommendations.

Shareholders have the option to vote via the Internet, by telephone (within the U.S. or Canada) or by signing and returning the enclosed proxy card. We encourage you to take advantage of the option to vote your shares electronically through the Internet or by telephone. This will result in cost savings for us, thereby creating more value for our shareholders. If you want to vote using the Internet or by telephone, please read the instructions on the enclosed proxy card.

A majority of the outstanding shares of Best Buy Common Stock represented in person or by proxy is necessary to constitute a quorum. Each item of business to be voted on at the Meeting requires the affirmative vote by the holders of a majority of the shares of Best Buy Common Stock present at the Meeting and entitled to vote. Abstentions and broker "non-votes" are counted as present and entitled to vote for purposes of determining a quorum. A broker "non-vote" occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner. Abstentions will have the same effect as votes against each proposal. Broker non-votes will be deemed shares not entitled to vote and will not count as votes for or against the proposal.

Revoking Your Proxy

You can revoke your proxy at any time before your shares are voted by written notice to Best Buy at our principal offices, by timely delivery of a later-dated proxy (by mail, Internet or telephone in accordance with the instructions set forth on the enclosed proxy card) prior to the voting of your shares, or if you vote by ballot at the Meeting.

Solicitation of Proxies

We will request that brokerage houses, banks, other custodians, nominees, fiduciaries and other representatives of shareholders forward proxy materials and annual reports to the beneficial owners of our Common Stock. We pay all of the costs of preparing, printing and distributing proxy materials. We will reimburse brokerage firms, banks and other representatives of shareholders for reasonable expenses incurred as defined in the New York Stock Exchange ("NYSE") schedule of charges. We engaged Georgeson Shareholder Communications, Inc. to provide proxy solicitation services in connection with the Meeting, including soliciting proxies from individual shareholders, brokerage houses, banks and other institutional holders. We expect that the fee for these services will be approximately $10,000, plus reimbursement for customary out-of-pocket expenses. We expect to solicit proxies primarily by mail, but directors, officers and other employees of Best Buy, as well as Georgeson, may also solicit proxies in person, by telephone, electronic transmission and facsimile transmission. Directors and employees of Best Buy do not, however, receive additional compensation for soliciting shareholder proxies.

Electronic Access to Proxy Materials

We are pleased to offer shareholders the choice to receive our proxy materials electronically over the Internet instead of receiving paper copies through the mail. Choosing electronic delivery will save us the costs of printing and mailing these materials, thereby creating more value for shareholders. Our fiscal 2004 annual report and proxy statement are being mailed to all shareholders who have not already elected to receive these materials electronically. If you are a shareholder of record and would like to receive these materials electronically in the future, you may enroll for this service on the Internet after you vote your shares in accordance with the instructions for Internet voting set forth on the enclosed proxy card. Shareholders whose shares are held in street name by a broker or bank also may be eligible to receive copies of our proxy materials electronically. Please check the information provided in the proxy materials mailed to you by your bank or broker regarding the availability of this service. As with all Internet usage, the user must pay all access fees and telephone charges. An electronic version of this year's proxy materials may be viewed on our Web site at www.BestBuy.com — under "Company Information," select the "For Our Investors" link and then the "Corporate Governance" link.

CORPORATE GOVERNANCE AT BEST BUY

The Board is elected by the shareholders to oversee our business and affairs. Members of the Board monitor and evaluate our business performance through regular communication with our Chairman, our Chief Executive Officer and other members of management, and by attending Board and Board committee meetings. In addition, the Board advises management regarding a broad range of subjects including Best Buy strategies and operating plans.

The Board believes in the value of effective corporate governance and adherence to high ethical standards. As such, in February 2004, the Board adopted Corporate Governance Principles and the Best Buy Code of Business Ethics, both of which may be viewed on our Web site at www.BestBuy.com — under "Company Information," select the "For Our Investors" link and then the "Corporate Governance" link.

Director Orientation and Continuing Education

Our Nominating, Corporate Governance and Public Policy Committee oversees the orientation and continuing education of our directors. Director orientation familiarizes directors with our strategic plans; significant financial, accounting and risk management issues; compliance programs and other controls; policies; principal officers; and internal and independent auditors. The orientation also addresses Board procedures, directors' responsibilities, our Corporate Governance Principles and our Board committee charters. We also offer continuing education programs to assist the directors in maintaining their expertise in these matters.

Director Independence

With the adoption of our Corporate Governance Principles, the Board established independence standards in accordance with the requirements of the NYSE corporate governance rules. To be considered independent under the NYSE rules, the Board must affirmatively determine that a director or director nominee does not have a material relationship with Best Buy (directly, or as a partner, shareholder or officer of an organization that has a relationship with Best Buy). In addition, no director or director nominee may be deemed independent if the director or director nominee

— has in the past three years:

  •
  received (or whose immediate family member has received) more than $100,000 per year in direct compensation from Best Buy, other than director or committee fees;

  •
  been an employee of Best Buy;

  •
  had an immediate family member who was an executive officer of Best Buy;

  •
  been (or whose immediate family member has been) an affiliate or employee of a present or former internal or independent auditor of Best Buy; or

  •
  been (or whose immediate family member has been) employed as an executive officer of another company whose compensation committee within the past three years has included a present executive officer of Best Buy; or

— is currently an employee or executive officer (or has an immediate family member who is an executive officer) of another company that makes payments to Best Buy, or receives payments from Best Buy, for property or services in an amount which, in any single fiscal year, exceeds the greater of $1.0 million or 2% of such other company's consolidated gross revenues.

Under our director independence standards described above, the Board has determined that each director, with the exception of Mr. Schulze, Mr. Anderson, Mr. Lenzmeier and Mr. Kaplan, is independent. A majority of our Board members is independent.

Communications with the Board

Shareholders who wish to contact the Board, any individual director, the non-management or independent directors as a group or the Secretary who serves as the presiding director over the non-management executive sessions of the Board, are welcome to do so by writing to Best Buy's Senior Vice President, General Counsel and Assistant Secretary at the following address:

  Mr. Joseph M. Joyce
  Senior Vice President, General Counsel and Assistant Secretary
  Best Buy Co., Inc.
  7601 Penn Avenue South
  Richfield, Minnesota 55423

Comments or questions regarding Best Buy's accounting, internal controls or auditing matters will be referred to members of the Audit Committee. Comments or questions regarding the nomination of directors and other corporate governance matters will be referred to members of the Nominating, Corporate Governance and Public Policy Committee.

Executive Sessions of Non-Management and Independent Directors

In order to promote open discussion among non-management directors, the Board implemented a policy in February 2004 of conducting executive sessions of non-management directors in connection with each regularly scheduled Board meeting. The Secretary, who is a non-management director, presides over the executive sessions of non-management directors. Shareholders may communicate with the presiding director or the non-management directors as a group by following the procedures described above in Communications with the Board of Directors.

The Chairman of the Nominating, Corporate Governance and Public Policy Committee presides over executive sessions of the independent directors, which are held at least annually. Shareholders may communicate with the presiding director or the independent directors as a group by following the procedures described above in Communications with the Board.

Compensation of Directors

Compensation of our directors is reviewed and determined by the Compensation and Human Resources Committee on an annual basis, with consideration given to industry comparisons of directors' compensation. A portion of director compensation is linked to our stock performance in the form of initial and annual stock option grants. Employee directors do not receive any cash compensation for their services as directors. The cash compensation for non-employee directors who serve during only a portion of a fiscal year is prorated.

The cash compensation for the fiscal year ended February 28, 2004, for each of our non-employee directors consisted of:

  •
  an annual retainer of $40,000 for service as a director, plus expenses;

  •
  an annual retainer of $10,000 for serving as chairman of the Audit Committee or the Compensation and Human Resources Committee;

  •
  an annual retainer of $5,000 for serving as chairman of any committee other than the Audit Committee and the Compensation and Human Resources Committee;

  •
  $2,000 for each Board meeting attended in person, plus an additional $2,000 per day if a meeting extends beyond one day;

  •
  $1,000 for each Board meeting attended via conference call;

  •
  $1,000 for each committee meeting attended in person; and

  •
  $500 for each committee meeting attended via conference call.

On April 14, 2003, we granted each director an option to purchase 7,500 shares of Best Buy Common Stock at an exercise price of $30.98 per share under the Best Buy Co., Inc. 1997 Directors' Non-Qualified Stock Option Plan, as amended (the "1997 Directors' Plan"), which is described below. On September 1, 2003, we granted Matthew H. Paull an option to purchase 5,000 shares of Best Buy Common Stock at an exercise price of $52.01 per share under the 1997 Directors' Plan. As of February 28, 2004, directors, including directors who are employees of Best Buy, had options outstanding under the 1997 Directors' Plan to purchase a total of 681,250 shares of Best Buy Common Stock at exercise prices ranging from $2.13 to $52.01 per share. During fiscal 2004, Kathy J. Higgins Victor realized appreciation of $123,375 from the exercise of options.

Directors' Non-Qualified Stock Option Plan

The 1997 Directors' Plan authorizes us to issue options to purchase a total of 4.2 million shares of Best Buy Common Stock. As of February 28, 2004, we had granted options to purchase a total of 1,133,750 shares of Best Buy Common Stock under the 1997 Directors' Plan. The Compensation and Human Resources Committee determines the number of options to be granted to directors each year. These options vest immediately and can be exercised over a 10-year period. However, effective in December 1999, the 1997 Directors' Plan was amended to provide that, in the event a director who is not an employee of Best Buy resigns or is removed from the Board prior to the end of the term to which he or she has been elected or appointed (the "Term End"), all of his or her outstanding options will expire at the Term End so long as the resignation or removal is not due to health reasons. The exercise prices for 1997 Directors' Plan options are the closing prices of Best Buy Common Stock, as quoted on the NYSE, on the dates of grant.

ITEM 1 — ELECTION OF DIRECTORS

General Information

Prior to April 20, 2004, our Amended and Restated Bylaws provided that the Board would consist of eleven directors. The Board amended the Amended and Restated Bylaws, effective May 1, 2004, to increase the number of directors to thirteen, six of whom are designated as Class 1 directors and seven of whom are designated as Class 2 directors. Directors are elected for a term of two years, and the terms are staggered so that Class 1 directors are elected in even-numbered years and Class 2 directors are elected in odd-numbered years.

Management and the Board recommend that shareholders re-elect Bradbury H. Anderson, Kathy J. Higgins Victor, Allen U. Lenzmeier, Frank D. Trestman and James C. Wetherbe as Class 1 directors. If elected, each will hold office until the election of directors at the 2006 Regular Meeting of Shareholders and until their successors have been duly elected and qualified, or until the director's earlier death, resignation or removal. All of the nominees are currently members of the Board.

Mark C. Thompson, a Class 1 director, resigned from the Board effective May 4, 2004. The Board does not intend to fill the vacancy created by Mr. Thompson's resignation at this time.

The Board appointed Matthew H. Paull as a Class 2 director, effective September 1, 2003, to fill a vacancy. Mr. Paull was identified and recommended to the Board by an independent third-party search firm. Management and the Board recommend that shareholders ratify the appointment of Mr. Paull as a Class 2 director at the Meeting. If ratified, Mr. Paull will hold office until the election of directors at the 2005 Regular Meeting of Shareholders.

The Board appointed Ronald James and Mary A. Tolan as Class 2 directors, effective May 1, 2004, to fill the vacancies created by the increase in the number of directors. Both Mr. James and Ms. Tolan were identified and recommended to the Board by an independent third-party search firm. Management and the Board recommend that shareholders ratify the appointments of Mr. James and Ms. Tolan as Class 2 directors at the Meeting. If ratified, Mr. James and Ms. Tolan will hold office until the election of directors at the 2005 Regular Meeting of Shareholders.

The length of time each director has served on the Board is provided in the information about the nominees and directors on pages 9 through 11.

Voting Information

You may vote for all, some or none of the nominees to be elected to the Board or ratified by the shareholders. However, you may not vote for more individuals than the number nominated. IF YOU RETURN A PROXY CARD THAT IS PROPERLY SIGNED BUT YOU HAVE NOT MARKED YOUR VOTE, THAT PROXY WILL BE VOTED TO ELECT AND APPROVE THE ELECTION OR RATIFICATION OF ALL OF THE NOMINEES. Each of the nominees has agreed to continue serving as a director if elected. However, if any nominee becomes unwilling or unable to serve, the Proxy Agents named in the proxy will vote for an alternative person nominated by the Board. Our Amended and Restated Articles of Incorporation prohibit cumulative voting, which means you can vote only once for any nominee. The affirmative vote of a majority of the shares present and entitled to vote at the Meeting is required to elect each director nominee.

Nominees and Directors

There are no family relationships among the nominees or between any nominee and any of our other directors. Richard M. Schulze is the father of Susan S. Hoff, our Senior Vice President and Chief Communications Officer.

Nominees for Class 1 Directors

Bradbury H. Anderson has been a director since August 1986 and is currently our Vice Chairman and Chief Executive Officer. He assumed the responsibility of Chief Executive Officer in June 2002, having previously served as President and Chief Operating Officer since April 1991. He has been employed in various capacities with us since 1973. In addition, he serves on the boards of Minnesota Public Radio; Junior Achievement; Retail Industry Leaders Association; American Film Institute; and Waldorf College.

Kathy J. Higgins Victor has been a director since November 1999. She is the founder and president of Centera Corporation, an executive development and leadership coaching firm located in Minneapolis, Minnesota. From 1991 to 1994, she was the senior vice president of human resources at Northwest Airlines, Inc., and prior to that held senior executive positions at The Pillsbury Company and Burger King Corporation.

Allen U. Lenzmeier has been a director since February 2001. He joined us in 1984 and is currently our President and Chief Operating Officer. Prior to his promotion to his current position, he served as President of Best Buy Retail Stores from 2001 to 2002 and as Executive Vice President and Chief Financial Officer from 1991 to 2001. He is a national trustee for the Boys and Girls Clubs of America, and serves on its Twin Cities board of directors. He also serves on the board of directors of the Catholic Community Foundation of the Archdiocese of St. Paul and Minneapolis.

Frank D. Trestman has been a director since December 1984. He is president of Trestman Enterprises, an investment and business development firm in Minneapolis, Minnesota, and chairman of The Avalon Group, a real estate development company in Minneapolis, Minnesota. From 1987 to 1989, he was a consultant to McKesson Corporation, a distributor of pharmaceutical products and medical supplies and equipment. From 1983 to 1987, he was chairman of the board and chief executive officer of Mass Merchandisers, Inc., a distributor of non-food products to retailers in the grocery business. He is also a director of Insignia Systems, Inc. and Metris Companies and is on the Board of Trustees of the Harry Kay Foundation. He also served on the Board of Governors of Abbott Northwestern Hospital in Minneapolis, Minnesota.

James C. Wetherbe, Ph.D., has been a director since July 1993. Since 2000, he has been the Stevenson Professor of Management Information Systems at Texas Tech University. Prior to that, he was a professor of management information systems at the University of Minnesota and the Federal Express professor and director of the FedEx Center for Cycle Time Research at the University of Memphis. He is a leading consultant and lecturer on information technology and the author of 21 books and more than 200 articles in the field of management and information systems.

Nominees for Class 2 Directors

Ronald James was appointed as a director effective May 1, 2004. He is president and chief executive officer of the Center for Ethical Business Cultures in Minneapolis, Minnesota, which assists business leaders in building ethical and profitable business cultures at the enterprise, community and global levels. From 1996 to 1998, he was president and chief executive officer of the Human Resources Group, a division of Ceridian Corporation in Minneapolis, Minnesota. From 1971 to 1996, he was employed by US West Communications, Inc. (now Quest), most recently serving as Minnesota's top executive officer. He also serves on the boards of Tamarack Funds, an investment fund of RBC Dain Rauscher, Inc., Bremer Financial Corporation, and Allina Hospitals and Clinics. He is a former director of St. Paul Companies, Ceridian Corporation and Automotive Industries. He serves on the boards of the Greater Twin Cities United Way and the Guthrie Theater in Minneapolis, Minnesota.

Matthew H. Paull was appointed as a director effective September 1, 2003. He is executive vice president and chief financial officer for McDonald's Corporation. He is also a member of McDonald's Chairman's Council, which sets the company's strategic direction. Prior to joining McDonald's Corporation in 1993, he was a partner at Ernst & Young LLP, specializing in international tax. He is a trustee of the Ravinia Festival Association and an advisory council member for the Federal Reserve Bank of Chicago.

Mary A. Tolan was appointed as a director effective May 1, 2004. She is chief executive officer of Accretive Health, a patient access and revenue cycle service company for health care providers located in Chicago, Illinois. Prior to joining Accretive Health, she was a partner at Accenture Ltd, a global management consulting, technology services and outsourcing company, holding positions of corporate development officer and group chief executive among others. She serves on the council for the Graduate School of Business at the University of Chicago and serves on the board of the Lyric Opera in Chicago, Illinois.

Class 2 Directors – Terms Expire in 2005

Robert T. Blanchard has been a director since September 1999. He is currently the president of Strategic & Marketing Services, a consulting company in Cincinnati, Ohio. From 1967 to 1999, he held various management positions with The Procter & Gamble Company, including most recently the president of the Global Skin Care and Cosmetic Products sector. He serves as a director of Bandag, Inc. and Signet Group, PLC.

Elliot S. Kaplan has been a director and Secretary since January 1971. Since 1961, he has been an attorney with the law firm of Robins, Kaplan, Miller & Ciresi L.L.P., Minneapolis, Minnesota, which serves as our outside general counsel. He is also a director of infoUSA, Inc. In addition, he serves on the board of trustees of The Minneapolis Institute of Arts and the University of Minnesota Foundation, and is chairman of the University of Minnesota Law School Capital Campaign.

Richard M. Schulze is a founder of Best Buy. He has been an officer and director from our inception in 1966 and currently is Chairman of the Board. Effective in June 2002, he relinquished the duties of Chief Executive Officer, an office he had held since February 1983. He is a trustee of the University of St. Thomas, chairman of its Executive and Institutional Advancement Committee, and chairman of the board of governors of the University of St. Thomas Business School.

Hatim A. Tyabji has been a director since April 1998. Since July 2001, he has been executive chairman of Bytemobile, Inc., a wireless Internet infrastructure provider in Mountain View, California. From 1998 to 2000, he served as chairman and chief executive officer of Saraïde, Inc., a provider of Internet and wireless data services; and from 1986 to 1998, as president and chief executive officer (and as chairman from 1992 until 1998) of VeriFone, Inc., a global transaction automation enterprise. He is also chairman of DataCard Group, a director of Merchant e-Solutions and a trustee of the Carnegie Institute.

Legal Proceedings

We have been served with a shareholder derivative action venued in Hennepin County, State of Minnesota District Court. The lawsuit alleges violations of state law relative to fiduciary responsibilities, control and management of the Company and unjust enrichment. The plaintiffs seek judgment in favor of the Company against certain named officer and director defendants for damages, equitable relief and attorneys' fees, costs and expenses. By agreement of the parties, and with Court approval, this case was put on inactive status. Based on the Company's information and belief, the claims against the named officer and director defendants are without merit and will be vigorously defended.

Committees of the Board

The Board has five committees: the Audit Committee; the Compensation and Human Resources Committee; the Finance and Investment Policy Committee; the Long-Range and Strategic Planning Committee; and the Nominating, Corporate Governance and Public Policy Committee.

The Audit Committee charter is included as Appendix A to this proxy statement. The charters of the Audit Committee, Compensation and Human Resources Committee and Nominating, Corporate Governance and Public Policy Committee may be viewed on our Web site at www.BestBuy.com – under "Company Information," select the "For Our Investors" link and then the "Corporate Governance" link. The charters include information regarding the committees' composition, purpose and responsibilities.

The Board has determined that all members of the Audit Committee, Compensation and Human Resources Committee, and Nominating, Corporate Governance and Public Policy Committee qualify as independent directors as defined under the NYSE corporate governance rules.

The Board committees have responsibilities as follows:

Audit Committee.    –    This committee discharges the Board's oversight responsibility to the shareholders and investment community regarding: i) the integrity of our financial statements and financial reporting processes; ii) our internal accounting systems, financial and operational controls; iii) the qualifications and independence of the independent auditor; iv) the performance of our internal audit function and the independent auditor; and v) our compliance with ethics programs, including the Best Buy Code of Business Ethics, and legal and regulatory requirements.

In carrying out these duties, this committee maintains free and open communication between the Board, the independent auditor, our internal auditors and management. This committee meets with management, the internal audit staff and the independent auditor at least quarterly.

In addition, this committee conducts quarterly conference calls with management and the independent auditor prior to our earnings releases to discuss the results of the independent auditor's quarterly reviews and fiscal year-end audit.

The Board has determined that all members of the Audit Committee meet the NYSE definitions of independence and financial literacy for Audit Committee members. In addition, Matthew H. Paull, an independent director and a member of the Audit Committee, has been determined by the Board to be an audit committee financial expert for purposes of the Securities and Exchange Commission ("SEC") rules. Members serving on the Audit Committee do not currently serve on the audit committee of more than three public companies.

Compensation and Human Resources Committee.    –    The responsibilities of this committee are: i) to determine and approve the Chief Executive Officer's compensation and benefits package; ii) to determine and approve executive and director compensation; iii) to appoint officers at the level of senior vice-president and above, other than the Chief Executive Officer; iv) to oversee incentive compensation and equity-based and other employee benefit plans; and v) to oversee our human capital policies and programs.

Finance and Investment Policy Committee.    –    This committee advises the Board regarding our financial policies and financial condition to help enable us to achieve our long-range goals. This committee evaluates and monitors the: i) protection and safety of our cash and investments; ii) achievement of reasonable return on financial assets within acceptable risk tolerance; iii) maintenance of adequate liquidity to support our activities; iv) assessment of the cost and availability of capital; and v) alignment of our strategic goals and financial resources.

Long-Range and Strategic Planning Committee.    –    This committee works with management to develop our long-range plans. These plans may include forming strategic alliances, acquiring other companies, diversifying or eliminating product lines and expanding into new markets. This committee also reviews our long-term financial objectives and long-term development concepts. For more information on our strategic planning process, please visit www.BestBuy.com—under "Company Information," select the "For Our Investors" link and then the "Corporate Governance" link.

Nominating, Corporate Governance and Public Policy Committee.    –    This committee discharges the Board's responsibilities related to general corporate governance, including Board organization, membership and evaluation. It also reviews and recommends to the Board corporate governance principles and presents qualified individuals for election to the Board. Finally, this committee oversees the evaluation of the performance of the Board and each standing committee of the Board. For further information regarding our director nomination process, see Director Nomination Process beginning on page 13.

Board Meetings and Attendance

The Board held five regular meetings and five special meetings during the fiscal year ended February 28, 2004. Each incumbent director attended, in person or by phone, at least 75% of the meetings of both the Board and Board committees on which he or she served. Our Board does not have a formal policy relating to Board member attendance at regular meetings of shareholders; however, our directors generally attend the meeting each year. Each of the then-serving directors attended the 2003 Regular Meeting of Shareholders.

The following table shows the date each committee was established, the number of meetings held in fiscal 2004 and the names of the directors currently serving on each committee.

Committee	Date Established	Number of Meetings During Fiscal 2004	Members
Audit	June 1, 1984	9	Hatim A. Tyabji* Robert T. Blanchard Matthew H. Paull Frank D. Trestman
Compensation and Human Resources	February 13, 1997	8	Frank D. Trestman* Kathy J. Higgins Victor James C. Wetherbe
Finance and Investment Policy	February 13, 1997	3	Elliot S. Kaplan* Allen U. Lenzmeier Matthew H. Paull Mary A. Tolan
Long-Range and Strategic Planning	February 13, 1997	1	James C. Wetherbe* Bradbury H. Anderson Elliot S. Kaplan Richard M. Schulze Hatim A. Tyabji
Nominating, Corporate Governance and Public Policy	February 13, 1997	4	Robert T. Blanchard* Kathy J. Higgins Victor Ronald James

*
Committee Chairman

Director Nomination Process

The Nominating, Corporate Governance and Public Policy Committee is responsible for screening and recommending director candidates to the full Board for nomination. Effective with the publication of this proxy statement, when there is an opening on the Board, the Nominating, Corporate Governance and Public Policy Committee will consider nominations received from our shareholders, provided that proposed candidates meet the requisite director qualification standards discussed below. When the Board elects to fill a vacancy on the Board, the committee will announce the open position on our corporate Web site and post any additional search criteria. When appropriate, the committee will also engage an independent third-party search firm. The committee will then evaluate the resumes of any qualified candidates recommended by shareholders and search firms, as well as by members of the Board. Generally, in order to be considered for nomination, a candidate must have:

  •
  high professional and personal ethics and values;

  •
  a strong record of significant leadership and meaningful accomplishments in his or her field;

  •
  broad policy-making experience;

  •
  the ability to think strategically;

  •
  sufficient time to carry out the duties of Board membership; and

  •
  a commitment to enhancing shareholder value and representing the interests of all shareholders.

Candidates are evaluated based on these qualification standards and the current needs of the Board.

All shareholder nominations must be accompanied by a candidate resume which addresses the extent to which the nominee meets the director qualification standards and any additional search criteria posted on our corporate Web site. Nominations will be considered only if we are currently seeking to fill an open director position. All nominations by shareholders should be sent to the Chairman of the Nominating, Corporate Governance and Public Policy Committee c/o the Senior Vice President, General Counsel and Assistant Secretary at the following address:

  Mr. Joseph M. Joyce
  Senior Vice President, General Counsel and Assistant Secretary
  Best Buy Co., Inc.
  7601 Penn Avenue South
  Richfield, Minnesota 55423

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table provides information about the number of shares of Best Buy Common Stock beneficially owned as of February 28, 2004, by the Chief Executive Officer and each of the four other most highly compensated executive officers during the most recent fiscal year. The table provides similar information on each director including the director nominees, all directors and executive officers as a group, and each person we know who beneficially owns more than 5% of the outstanding shares of Best Buy Common Stock:

Name and Address (1)	Age	Number of Shares Beneficially Owned		Percent of Shares Beneficially Owned
Bradbury H. Anderson Vice Chairman, Chief Executive Officer and Director	54	3,322,838	(2)	1.02%
Richard M. Schulze Founder and Chairman	63	53,035,041	(3)	16.26%
Allen U. Lenzmeier President, Chief Operating Officer and Director	60	1,898,864	(4)	*
Michael P. Keskey President - U.S. Retail Stores	49	451,865	(5)	*
Darren R. Jackson Executive Vice President - Finance and Chief Financial Officer	39	137,757	(6)	*
Robert T. Blanchard Director	59	39,500	(7)	*
Kathy J. Higgins Victor Director	47	32,400	(8)	*
Ronald James Director	53	—	(9)	*
Elliot S. Kaplan Secretary and Director	67	264,212	(10)	*
Matthew H. Paull Director	52	5,000	(11)	*
Mary A. Tolan Director	43	—	(12)	*
Frank D. Trestman Director	69	253,550	(13)	*
Hatim A. Tyabji Director	58	54,500	(14)	*

Name and Address (1)	Age	Number of Shares Beneficially Owned		Percent of Shares Beneficially Owned
James C. Wetherbe Director	55	70,636	(15)	*
All directors and executive officers, as a group (26 individuals)	—	61,375,997	(16)	18.57%
FMR Corp 82 Devonshire Street Boston, MA 02109	—	24,986,131	(17)	7.72%

*	Less than 1%.
(1)	The business address for all individuals is 7601 Penn Avenue South, Richfield, Minnesota 55423.
(2)
The figure represents (a) 1,371,196 outstanding shares owned by Mr. Anderson; (b) 225,226 outstanding shares held by a limited partnership of which a limited liability company owned by Mr. Anderson and his wife is the sole general partner and of which Mr. Anderson and his wife are limited partners individually; (c) 7,716 outstanding shares registered in the name of American Express Trust Company (the "Trustee"), and held by the Trustee in connection with Best Buy's Retirement Savings Plan for the benefit of Mr. Anderson; (d) 1,200 outstanding shares registered in the name of Mr. Anderson and held by him as custodian for the benefit of his children (Mr. Anderson has disclaimed beneficial ownership of these shares); and (e) options to purchase 1,717,500 shares, which he can exercise within 60 days of February 28, 2004.
(3)
The figure represents (a) 479,249 outstanding shares owned by Mr. Schulze; (b) 49,344,248 outstanding shares registered in the name of Mr. Schulze and a co-trustee, and held by them as trustees of a trust for the benefit of Mr. Schulze; (c) 1,374 outstanding shares held in Mr. Schulze's individual retirement account; (d) 888,611 outstanding shares registered in the name of Mr. Schulze and a co-trustee, and held by them as trustees of the Sandra Schulze Revocable Trust dated June 14, 2001 (the "Trust"); (e) 633,446 outstanding shares held by a limited partnership of which Mr. Schulze is the sole general partner (Mr. Schulze has disclaimed beneficial ownership of these shares except to the extent of his monetary interest therein); (f) 21,115 outstanding shares held by a limited partnership of which a limited liability company owned by Mr. Schulze is the sole general partner (Mr. Schulze has disclaimed beneficial ownership of these shares except to the extent of his monetary interest therein); (g) 1,150 outstanding shares held by Mr. Schulze's wife (Mr. Schulze has disclaimed beneficial ownership of these shares); (h) 6,102 outstanding shares registered in the name of Mr. Schulze and held by him as trustee of trusts for the benefit of the children of Mr. Schulze's wife (Mr. Schulze has disclaimed beneficial ownership of these shares); (i) 47,246 outstanding shares registered in the name of the Trustee, and held by the Trustee in connection with Best Buy's Retirement Savings Plan for the benefit of Mr. Schulze; and (j) options to purchase 1,612,500 shares, which he can exercise within 60 days of February 28, 2004.

(4)
The figure represents (a) 1,186,989 outstanding shares owned by Mr. Lenzmeier; (b) 30,000 outstanding shares held by a private foundation of which Mr. Lenzmeier and his wife are the sole directors and officers; and (c) options to purchase 681,875 shares, which he can exercise within 60 days of February 28, 2004.
(5)
The figure represents (a) 69,200 outstanding shares owned by Mr. Keskey; (b) 15,372 outstanding shares registered in the name of the Trustee, and held by the Trustee in connection with Best Buy's Retirement Savings Plan for the benefit of Mr. Keskey; and (c) options to purchase 367,293 shares, which he can exercise within 60 days of February 28, 2004.
(6)
The figure represents (a) 35,250 outstanding shares owned by Mr. Jackson; (b) 553 outstanding shares registered in the name of the Trustee, and held by the Trustee in connection with Best Buy's Retirement Savings Plan for the benefit of Mr. Jackson; and (c) options to purchase 101,954 shares, which he can exercise within 60 days of February 28, 2004.
(7)	The figure represents (a) 2,000 outstanding shares owned by Mr. Blanchard; and (b) options to purchase 37,500 shares, which he can exercise within 60 days of February 28, 2004.
(8)	The figure represents (a) 2,400 outstanding shares owned by Ms. Higgins Victor; and (b) options to purchase 30,000 shares, which she can exercise within 60 days of February 28, 2004.
(9)	On May 1, 2004, Mr. James received options to purchase 7,500 shares.
(10)	The figure represents (a) 166,712 outstanding shares owned by Mr. Kaplan; and (b) options to purchase 97,500 shares, which he can exercise within 60 days of February 28, 2004.
(11)	The figure represents options held by Mr. Paull to purchase 5,000 shares which he can exercise within 60 days of February 28, 2004.
(12)	On May 1, 2004, Ms. Tolan received options to purchase 7,500 shares.
(13)
The figure represents (a) 141,050 outstanding shares owned by Mr. Trestman; (b) 50,000 outstanding shares registered in the name of Mr. Trestman's wife as trustee of an irrevocable family trust (Mr. Trestman has disclaimed beneficial ownership of these shares); and (c) options to purchase 62,500 shares, which he can exercise within 60 days of February 28, 2004.
(14)	The figure represents (a) 2,000 outstanding shares owned by Mr. Tyabji; and (b) options to purchase 52,500 shares, which he can exercise within 60 days of February 28, 2004.
(15)
The figure represents (a) 18,250 outstanding shares owned by Dr. Wetherbe; (b) 3,636 outstanding shares held by Dr. Wetherbe's wife as custodian for the benefit of his children (Dr. Wetherbe has disclaimed beneficial ownership of these shares); (c) 11,250 outstanding shares registered in the name of Dr. Wetherbe's wife as trustee of a revocable family trust; and (d) options to purchase 37,500 shares, which he can exercise within 60 days of February 28, 2004.

(16)
The figure represents (a) outstanding shares and options described in the preceding footnotes; (b) 186,752 outstanding shares owned by other executive officers; (c) options granted to other executive officers to purchase 1,139,804 shares, which they can exercise within 60 days of February 28, 2004; (d) 14,471 outstanding shares registered in the name of the Trustee, and held by the Trustee in connection with Best Buy's Retirement Savings Plan for the benefit of other executive officers; (e) 380,909 outstanding shares registered in the name of an executive officer as trustee of trusts for the benefit of such executive officer; (f) 87,298 outstanding shares registered in the name of an executive officer as trustee of trusts for the benefit of such executive officer's children; and (g) 600 outstanding shares registered in the name of an executive officer's wife. Amount excludes 50,000 outstanding shares owned by an executive officer who was appointed in April 2004.
(17)	As reported on the owner's Schedule 13G that reported beneficial ownership as of December 31, 2003.

EXECUTIVE COMPENSATION

Compensation and Human Resources Committee Report on Executive Compensation

Overview

The Compensation and Human Resources Committee is responsible for the development and evaluation of our executive compensation policies and determines the compensation paid to our Chief Executive Officer and other executive officers.

The committee oversees the management and administration of all executive compensation programs, including our qualified and non-qualified employee benefit plans. We currently maintain a variety of compensation and benefit plans in which our executive officers and other selected employees participate. These plans include the Best Buy Co., Inc. 1997 Employee Non-Qualified Stock Option Plan, as amended (the "Employee Option Plan"); the Best Buy 2000 Restricted Stock Award Plan, as amended (the "Stock Plan"); our Long-Term Incentive Program (the "LTIP"); the 1999 EVA Incentive Plan (the "EVA Incentive Plan"); our Short-Term Incentive Program (the "STIP"); and the Best Buy Fourth Amended and Restated Deferred Compensation Plan (the "Deferred Compensation Plan"). We also maintain the Best Buy 401(k) Savings Plan (the "Retirement Savings Plan"), which is a defined contribution retirement plan in which substantially all U.S.-based employees, including our executive officers, are eligible to participate. Finally, the Board has adopted the Best Buy Co., Inc. 2004 Omnibus Stock and Incentive Plan, as described below (the "2004 Omnibus Plan"), and the Board recommends that the shareholders approve it at the Meeting.

Executive Compensation Philosophy

Our executive compensation programs are guided by the following principles:

  •
  Compensation should be directly and materially linked to increasing shareholder value;

  •
  Compensation should be fairly balanced between cash and equity-based components to create strong individual motivation and alignment with shareholder interests;

  •
  Compensation should be competitive in order to attract and retain superior management talent;

  •
  The ratio of variable to fixed compensation should increase with the level of responsibility within the organization; and

  •
  Compensation should reflect performance against external benchmarks and attainment of internal goals.

Consistent with these principles, the compensation of our executive officers is weighted towards annual incentives and long-term equity incentives. The mix of base salary, annual incentives and long-term incentives is consistent with our philosophy of providing competitive compensation overall and enhanced compensation for superior performance.

The committee annually reviews and evaluates the compensation and equity ownership of our executive officers. In its review, the committee considers market compensation and benefits data from a variety of sources, including our peer group of companies and several national pay surveys. This data is reviewed by an independent compensation consultant to ensure the group of companies represent employers with which we compete for business and executive talent.

Executive Compensation Program

The components of executive officer compensation, which are subject to the discretion of the committee on an individual basis, include base salary, annual incentives, long-term incentives, broad-based employee benefits and miscellaneous fringe benefits. The sum of these components provides a total compensation package that is comparable to that provided within our competitive market of large companies in the retail industry and general industry.

Base Salary.    The committee generally determines base salary levels for executive officers early in the fiscal year, with pay changes becoming effective during the first quarter of each fiscal year. Salaries are established by considering the following factors: i) the range of base pay for the position or a similar position as reported by companies within our defined competitive market; ii) individual performance for the prior year; and iii) additional responsibilities assigned to the position based on individual skills and experience. Base salaries for our executive officers are generally set at the 50th percentile of salaries reported by our peer group of companies for comparable positions.

Annual Incentive.    For fiscal 2004, our Chief Executive Officer and our President and Chief Operating Officer participated in a shareholder-approved EVA Incentive Plan. The EVA Incentive Plan provides compensation based on a measure of "Economic Value Added," or "EVA®," of Best Buy and attainment of individual performance goals. The purpose of the EVA Incentive Plan is to motivate performance by linking incentive pay to improvements in our EVA over the long-term. The EVA Incentive Plan is a multi-year incentive plan intended to motivate participants to make decisions that increase shareholder value over the long-term. Therefore, rather than setting a target level of EVA for only one fiscal year, the target levels of annual EVA improvement are set for periods of three fiscal years each.

EVA measures the amount by which our after-tax profits, after certain adjustments, exceed our cost of capital. The amount of EVA Incentive Plan compensation that may be paid in a given year varies proportionately with the level of actual EVA achieved relative to targeted EVA. Certain minimum levels of EVA must be generated in order for EVA Incentive Plan compensation to be earned in any given year. EVA Incentive Plan payments are reduced if the participant fails to achieve other financial or non-financial individual performance objectives. The maximum amount of compensation payable under the EVA Incentive Plan to a participant during any one calendar year is $5 million.

Our executive officers, other than the Chief Executive Officer and the President and Chief Operating Officer, participated in our STIP in fiscal 2004. Awards under the STIP were determined by multiplying three performance factors together to produce an incentive multiplier ranging from 0.0 to 2.0. This multiplier was applied against an incentive target ranging from 65% to 75% of base salary, resulting in the incentive cash payment amount.

The three performance factors were: i) a company performance factor based on EVA achieved as compared to a goal approved by the committee; ii) a department or team performance factor based on achieving a specific selling, general and administrative expenses rate, operating income, operating income rate, customer loyalty score and strategic initiative development goals; and iii) an individual performance factor based on achieving individual goals related to the executive's operational or functional responsibilities.

Long-Term Incentives: Annual Awards.    Under our LTIP, annual awards of stock options and shares of restricted stock are made to eligible employees in October or November of each year.

Long-term incentive compensation pursuant to the LTIP approved by the committee in July 2003 was awarded in fiscal 2004 in the form of stock options and shares of restricted stock with performance-based vesting. The objectives of the LTIP are to encourage long-term performance and employee ownership of our stock.

Stock option grants pursuant to the LTIP in fiscal 2004 were made under the shareholder-approved Employee Option Plan. Employee Option Plan options have a term of ten years and become exercisable at the rate of 25% per year over four years from the date of grant. The option exercise price is equal to our Common Stock's closing price, as quoted on the NYSE, on the grant date.

In fiscal 2004, restricted stock awards pursuant to the LTIP were made under the shareholder-approved Stock Plan. The awards will vest after a three-year incentive period if our Common Stock achieves certain total shareholder return ("TSR") expectations. TSR is the compound annual growth rate that shareholders receive on their investment, including both paid dividends and stock price appreciation. If our Common Stock achieves TSR in the top quartile of the Standard & Poor's 500 Companies Index ("Broad Market Index") TSR, 100% of the restricted stock will vest. If our TSR performance falls at or below the 50th percentile of the the Broad Market Index TSR, then no restricted stock will vest. If our TSR performance exceeds the average of the top 125 Broad Market Index companies ranked by TSR performance, then the entire restricted stock award will vest and the participant will also be entitled to an additional benefit, payable in cash or, subject to Board and shareholder approval of a plan therefor, in shares of unrestricted Common Stock, for a total incentive value of up to 200% of the value of the original restricted stock award.

Eligibility for awards under the LTIP is limited to executive officers, senior management employees, corporate and field management employees and store managers totaling approximately 2,300 employees. As described below, no LTIP awards were made to our Chief Executive Officer in fiscal 2004. The fiscal 2004 LTIP award for our President and Chief Operating Officer was delivered entirely in the form of stock options. For all other officers, 75% of the total LTIP award value in fiscal 2004 was delivered in the form of stock options and 25% was in the form of restricted stock. For all other LTIP participants, 50% of the total award value was delivered in the form of stock options and 50% was in the form of restricted stock.

All LTIP awards for executive officers are proposed by Best Buy management based on position, an assessment of their talent and their demonstration of Best Buy core values, and are approved by the committee. Long-term incentives are determined using the 50th to 60th percentile of grant practices of our peer group of companies, as well as comparable companies within the retail industry and general industry.

The committee intends to continue the LTIP in fiscal 2005 and to make LTIP awards under the 2004 Omnibus Plan if the plan is approved by shareholders at the Meeting.

Long-Term Incentives: Special Awards.    In addition to the annual awards made pursuant to the LTIP in fiscal 2004, the committee approved additional options to purchase 427,485 shares pursuant to the Employee Option Plan, of which options to purchase 52,600 shares were awarded to executive officers. These grants were made on a discretionary basis, not subject to specific criteria.

In fiscal 2004, 76,498 shares of restricted stock with time-based vesting were awarded pursuant to the Stock Plan to Best Buy employees, of which 10,000 shares were awarded to a selected executive officer. These awards vest at the rate of 25% on the grant date and 25% on each anniversary of the grant date. In fiscal 2004, an additional 20,000 shares of restricted stock with performance-based vesting were awarded pursuant to the Stock Plan to retain and recognize a selected executive officer. The special performance-based restricted stock award will become 100% vested if, at the end of the performance period, the stated performance goals are met. All these awards were made on a discretionary basis, not subject to specific criteria.

We recognized compensation expense of $7.9 million for awards made under our Stock Plan in fiscal 2004. No compensation expense was recognized for our stock options granted in fiscal 2004 based on our current accounting practices.

2004 Omnibus Plan and Fiscal 2005 Incentives

At the Meeting, we are asking our shareholders to approve the 2004 Omnibus Plan. The 2004 Omnibus Plan provides for the grant of short-term and long-term cash and equity-based incentives. We intend to implement our short-term and long-term incentive programs for fiscal 2005 using awards under the 2004 Omnibus Plan, if the plan is approved by shareholders at the Meeting.

Annual Incentive.    For fiscal 2005, we are implementing a new short-term incentive program for executive officers designed to achieve our financial goals and reinforce key strategic initiatives such as Efficient Enterprise and Customer Centricity, which are described in our Annual Report on Form 10-K for the fiscal year ended February 28, 2004. This performance-based incentive program will mirror the terms and conditions of our STIP, except that performance expectations at the company, department or team, and individual levels will be adjusted to reflect financial, operational and customer goals for fiscal 2005. The incentive targets for our Chief Executive Officer and our President and Chief Operating Officer will be 125% and 75% of base salary, respectively. The incentive targets for executive officers will range from 65% to 75% of base salary. Awards under the executive officer short-term incentive program will be in the form of performance awards under the 2004 Omnibus Plan, if the plan is approved by shareholders at the Meeting, and will be payable in cash.

We also intend to continue our STIP for non-officer, incentive-eligible employees in fiscal 2005.

Long-Term Incentives.    In fiscal 2005, we intend to continue the shift from a stock-options-only approach to a mix of stock options and restricted stock awards with performance-based vesting. For our Chief Executive Officer and our President and Chief Operating Officer, the fiscal 2005 long-term incentives are expected to be all stock options. For our other executive officers, 75% of the total award value is expected to be delivered in the form of stock options, and 25% is expected to be in the form of restricted stock awards with performance-based vesting over a three-year period tied to our TSR. The classes of eligible employees in fiscal 2005 will remain unchanged from that of fiscal 2004.

If the 2004 Omnibus Plan is approved by our shareholders, the EVA Incentive Plan; the Employee Option Plan; the Best Buy Co., Inc. 1994 Full-Time Employee Non-Qualified Stock Option Plan, as amended (the "1994 Employee Plan"); the 1997 Directors' Plan; and the Stock Plan will be terminated, and future short-term and long-term incentive awards for executive officers and all other Best Buy employees, as well as for directors, will be made under the 2004 Omnibus Plan.

Chief Executive Officer Compensation

Mr. Anderson has served as our Vice Chairman and Chief Executive Officer since June 2002. The base salary, annual incentive and long-term stock-based incentives paid to Mr. Anderson in fiscal 2004 were determined in accordance with the guidelines described above, and his compensation is comprised of the same elements as all other executive officers. The committee has a process for evaluating the Chief Executive Officer's performance which includes a self-evaluation by him and a performance evaluation by the committee and by the Board of his performance against specific financial, non-financial and strategic goals. After discussion by the committee, the performance evaluation is finalized and the Chairman of the committee reviews the results and commentary with the Chief Executive Officer.

Base Salary.    The committee set Mr. Anderson's base salary, effective May 4, 2003, at $1,084,500. This was an increase from the $1,050,000 salary set upon his assumption of the duties of Chief Executive Officer in June 2002, and was based on our Executive Compensation Philosophy on page 19 and Mr. Anderson's performance against established goals.

Annual Incentive.    Mr. Anderson's annual incentive compensation was determined under the EVA Incentive Plan. EVA Incentive Plan awards are based on the participant's target incentive opportunity, an EVA performance factor and an individual performance factor. For fiscal 2004, we exceeded our EVA goal by $82 million, or 119% better than target, for an EVA performance factor of 1.55. The committee assigned the highest individual performance rating, resulting in a factor of 1.00, to reflect Mr. Anderson's superior performance against predetermined goals. Mr. Anderson's fiscal 2004 annual incentive, calculated using the formula described above, resulted in an overall performance factor of 1.55, and based on Mr. Anderson's base salary, incentive compensation of $2,090,078. Our strong performance in fiscal 2004 resulted in short-term incentive compensation that exceeded target amounts. The fiscal 2004 annual incentive will be paid out in May 2004.

Long-Term Incentives.    For fiscal 2004, no LTIP awards were made to Mr. Anderson. Instead, the committee honored Mr. Anderson's request to use options to purchase 200,000 shares that would otherwise have been granted to him pursuant to the LTIP to make discretionary stock option grants to non-executive employees who made outstanding contributions to our strategic initiatives and provided premium service to our customers. Generally, the committee grants long-term incentives to the Chief Executive Officer using the 50th to 60th percentile of grant practices of our peer group of companies, and comparable companies within the retail industry and general industry.

We believe Mr. Anderson's total direct compensation reported for fiscal 2004 is in alignment with the compensation principles expressed in our Executive Compensation Philosophy on page 19. We exceeded our targets for year-over-year EVA growth, revenue growth and improvement in operating income rate. We also outperformed most of our competitors in comparable store sales. For fiscal 2004, we realized a reduction in our selling, general and administration expense rate, improved our customer loyalty scores and outperformed the Broad Market Index for total shareholder return.

Stock Ownership Guidelines

We have established stock ownership guidelines for our officers and directors. Each of the officers must own the number of shares of our Common Stock that is equivalent in value to: i) five times base salary for the Chairman and Chief Executive Officer; ii) four times base salary for the President and Chief Operating Officer; iii) three times base salary for Executive Vice Presidents and Presidents of our subsidiaries; iv) two times base salary for Senior Vice Presidents; and v) one times base salary for Vice Presidents. In addition, our non-employee directors are required to own the number of shares of Common Stock that is equivalent to five times their annual cash retainer.

The guidelines call for the targeted levels of ownership to be achieved by the end of fiscal 2005 or, in the case of newly appointed directors and officers, five years from the date of appointment. The committee regularly reviews with management the executive officers' progress toward attaining the targeted level of stock ownership.

Compliance with Section 162(m) of the Internal Revenue Code

Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), limits the deductibility of compensation in excess of $1 million paid to the Chief Executive Officer or any of the four other most highly compensated executive officers, unless such compensation qualifies as "performance-based compensation." Among other things, in order to be deemed performance-based compensation, the compensation must be based on the achievement of pre-established, objective performance criteria and must be pursuant to a plan that has been approved by our shareholders. The committee expects that all performance-based compensation paid in fiscal 2004 to our executive officers under the plans and programs described above will qualify for deductibility, either because the compensation is below the threshold for non-deductibility provided in Section 162(m), or because the payment of amounts in excess of $1 million qualify as performance-based compensation pursuant to the provisions of Section 162(m).

The committee believes that it is important to continue to be able to take all available tax deductions with respect to the compensation paid to its executive officers. Therefore, we have taken such actions as may be necessary under Section 162(m) to continue to qualify for all available tax deductions related to executive compensation, including seeking shareholder approval of the 2004 Omnibus Plan.

COMPENSATION AND HUMAN RESOURCES COMMITTEE
Frank D. Trestman, Chairman Kathy J. Higgins Victor James C. Wetherbe

Compensation Committee Interlocks and Insider Participation

Our Compensation and Human Resources Committee consists of Mr. Trestman (Chairman), Ms. Higgins Victor and Dr. Wetherbe. No current or former employee of Best Buy or its subsidiaries is a member of the committee.

Summary Compensation Table

The following table shows the cash and non-cash compensation for each of the last three fiscal years awarded to or earned during the period by the Chief Executive Officer and the other four most highly compensated executive officers.

Long-Term Compensation
Annual Compensation (1)
Number of Securities Underlying Options
Name and Title	Fiscal Year				Restricted Stock Awards (3)			All Other Compensation (4)
		Base Salary	Bonus (2)
Bradbury H. Anderson Vice Chairman and Chief Executive Officer	2004 2003 2002	$1,078,529 951,865 766,500	$2,090,078 682,343 745,421	— 300,000 225,000	$	— — —		$6,951 13,956 13,333
Richard M. Schulze Founder and Chairman (former Chief Executive Officer)	2004 2003 2002	1,000,000 1,017,308 1,050,000	— 903,750 1,701,875	— 127,500 375,000		— — —		11,179 29,901 31,379
Allen U. Lenzmeier President and Chief Operating Officer	2004 2003 2002	821,626 800,000 590,625	955,335 411,400 505,700	100,000 200,000 112,500		— — —		11,763 13,603 12,265
Michael P. Keskey President – U.S. Retail Stores	2004 2003 2002	564,868 550,000 387,226	690,692 381,410 328,705	64,500 180,000 43,725		341,435 — —	(5)	5,709 5,362 4,717
Darren R. Jackson Executive Vice President – Finance and Chief Financial Officer	2004 2003 2002	479,129 395,385 350,154	668,708 246,090 305,256	31,500 63,725 32,625		1,936,245 — —	(6)	5,930 7,575 5,740

(1)
Our Deferred Compensation Plan allows certain employees to defer a portion of their base salary and cash bonuses. This plan also provides for matching contributions which, when combined with the employer match under our Retirement Savings Plan, do not exceed the maximum allowable employer contribution under federal tax law. Amounts shown as Base Salary and Bonus are before any deferrals.

(2)
Our Chief Executive Officer and our President and Chief Operating Officer participated in the EVA Incentive Plan, while our other executive officers participated in our Short-Term Incentive Program. Descriptions of the EVA Incentive Plan and the Short-Term Incentive Program are found in Compensation and Human Resources Committee Report on Executive Compensation, beginning on page 19.

(3)
Reflects shares issued under our 2000 Restricted Stock Award Plan, as amended. The value of restricted stock awards was calculated by multiplying the closing price as quoted on the NYSE of Best Buy Common Stock on the date of award by the number of shares awarded. The vesting of more than 75% of the shares awarded is dependent upon our achieving specific company performance measures. Values are reported at target payout levels, but higher or lower payouts are possible. These restricted stock awards are entitled to receive dividend payments.

As of February 28, 2004, the aggregate number and value of unvested restricted stock holdings, based on the market value of Best Buy Common Stock on that date, were as follows: Mr. Keskey – 5,750 shares, $306,188; and Mr. Jackson – 32,750 shares, $1,743,938.

(4)
Includes the portions of premiums paid by us for life insurance coverage exceeding $50,000 ("A"), our contribution to the executive's Retirement Savings Plan account ("B"), our contributions to the executive's Deferred Compensation Plan account ("C"), and the premiums paid by us for split-dollar life insurance ("D"), as follows:

	Fiscal Year	"A"	"B"	"C"		"D"
Bradbury H. Anderson	2004 2003 2002	$2,779 1,146 1,346	$4,172 4,943 3,400	$	— 867 1,587	$	— 7,000 7,000
Richard M. Schulze	2004 2003 2002	7,219 3,290 3,861	3,849 2,887 3,039		111 2,424 3,179		— 21,300 21,300
Allen U. Lenzmeier	2004 2003 2002	7,124 2,143 2,516	4,208 4,435 3,227		431 2,025 1,522		— 5,000 5,000
Michael P. Keskey	2004 2003 2002	1,641 748 878	4,068 4,614 3,839		— — —		— — —
Darren R. Jackson	2004 2003 2002	947 449 567	2,478 1,599 135		2,505 5,528 5,038		— — —
(5)
The amount is comprised of the fiscal 2004 incentive of 5,750 shares of restricted stock awarded pursuant to our Long-Term Incentive Program, which shares will vest after a three-year incentive period beginning on the award date of November 3, 2003, if our Common Stock achieves a certain total shareholder return.

(6)
The amount is comprised of the fiscal 2004 incentive of: i) 5,250 shares of restricted stock with performance-based vesting awarded pursuant to our Long-Term Incentive Program as described in footnote (5) above; ii) 20,000 shares of restricted stock that will vest after a three-year incentive period beginning on the award date of December 4, 2003, if we achieve a stated Company performance goal; iii) 2,500 shares of restricted stock that vested immediately on the award date of December 4, 2003; and iv) 7,500 shares of restricted stock that vest in three equal annual installments beginning on December 4, 2004.

Stock Option Grants in Fiscal 2004

The following table summarizes the options granted to the Chief Executive Officer and the four other most highly compensated executive officers of Best Buy during the fiscal year ended February 28, 2004. They also show the value of all options held by these individuals at the end of fiscal 2004.

	Option Grants in Fiscal 2004 Individual Grants
						Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term
			% of Total Options Granted to Employees in Fiscal 2004
	Number of Securities Underlying Options
				Exercise Price ($/Share)	Expiration Date
						5%	10%
Bradbury H. Anderson	7,500	(2)	0.20%	$30.98	4-13-13	$146,000	$370,000
Richard M. Schulze	7,500	(2)	0.20	30.98	4-13-13	146,000	370,000
Allen U. Lenzmeier	100,000 7,500	(1) (2)	2.69 0.20	59.38 30.98	11-2-13 4-13-13	3,734,000 146,000	9,464,000 370,000
Michael P. Keskey	34,500 15,000 15,000	(1) (1) (1)	0.93 0.40 0.40	59.38 59.38 54.15	11-2-13 11-2-13 12-3-13	1,288,000 560,000 511,000	3,265,000 1,420,000 1,295,000
Darren R. Jackson	31,500	(1)	0.85	59.38	11-2-13	1,176,000	2,981,000

The price of one share of Best Buy Common Stock acquired at $30.98, $59.38 and $54.15 would equal approximately $50.46, $96.72 and $88.20, respectively, when compounded at 5% over a 10-year term, and $80.35, $154.02 and $140.45, respectively, when compounded at 10% over a 10-year term.

(1)
Number of shares issuable upon the exercise of options granted on November 3, 2003 or December 4, 2003 (as applicable), under the Best Buy Co., Inc. 1997 Employee Non-Qualified Stock Option Plan, as amended. The options are exercisable 25% per year beginning one year after the date of grant and have a 10-year term.

(2)
Number of shares issuable upon the exercise of options granted on April 14, 2003, under the Best Buy Co., Inc. 1997 Directors' Non-Qualified Stock Option Plan, as amended. The options are exercisable as of the date of grant and have a 10-year term.

Option Exercises During Fiscal 2004 and Value of Options at End of Fiscal 2004

			Number of Unexercised Options at End of Fiscal 2004		Value of Unexercised In-the-Money Options at End of Fiscal 2004 (1)
Name	Shares Acquired on Exercise	Realized Value (1)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Bradbury H. Anderson	—	$—	1,545,000	397,500	$55,752,825	$3,928,125
Richard M. Schulze	219,000	12,542,831	1,336,875	433,125	29,342,438	4,199,963
Allen U. Lenzmeier	150,000	8,385,435	564,687	357,813	13,042,078	2,390,347
Michael P. Keskey	—	—	310,424	229,801	9,572,189	1,184,609
Darren R. Jackson	—	—	82,867	112,483	1,219,125	967,924

(1)
Value based on the market value of Best Buy Common Stock on the date of exercise or at the end of fiscal 2004, as applicable, minus the exercise price.

Retirement Plans

The Retirement Savings Plan is intended to meet the requirements of Internal Revenue Code Section 401(k). The Retirement Savings Plan is available to employees of Best Buy and its participating subsidiaries who are at least 18 years of age and have at least 60 days of continuous employment. In addition, the employees must work at least 32 hours per week or work fewer than 32 hours per week and have completed at least 1,000 hours of service in a 12-month period. Eligible employees may choose to contribute up to 50% of their pre-tax earnings, subject to certain limitations. Employee contributions vest immediately.

We match employee contributions at rates as determined from time to time by the Board. During the fiscal year ended February 28, 2004, the employer match was 50% of the first 5% of participating employees' pre-tax earnings. The employer matching contributions vest according to a five-year schedule. For fiscal 2004, the total matching contribution was $13 million, including $18,775 in the aggregate for the Chief Executive Officer and the four other most highly compensated executive officers.

Although we currently intend to continue the Retirement Savings Plan, as well as to make matching contributions, the Board may terminate the plan or discontinue the matching contribution at its discretion. If the Retirement Savings Plan were to be terminated, the participants would become fully vested in all of the matching funds contributed by us up to that time. In fiscal 2004, American Express Trust Company was the trustee for the Retirement Savings Plan. However, as of April 1, 2004, the new trustee for the Retirement Savings Plan is JPMorgan Chase Bank.

Two of our subsidiaries, Best Buy Canada Ltd. and Magnolia Hi-Fi, Inc., have separate retirement plans. Employees of those subsidiaries are eligible to participate in their respective plans, but they are not eligible to participate in the Retirement Savings Plan. None of our executive officers are eligible to participate in either of the subsidiaries' retirement plans.

Deferred Compensation Plan

We sponsor a non-qualified, unfunded Deferred Compensation Plan. This plan is administered by the committee. Only certain management and other highly compensated employees, as determined by the committee at its sole discretion, and members of the Board can participate in this plan. A participant may elect to defer up to 75% of his or her base salary and 100% of his or her incentive compensation and/or director fees. The Deferred Compensation Plan also provides for employer matching contributions which, when combined with the employer matching contributions under the Retirement Savings Plan, do not exceed the maximum allowable employer contribution under federal tax law. Amounts deferred and contributed under the Deferred Compensation Plan are credited or charged with the performance of the investment options offered under the Deferred Compensation Plan and elected by the participants. Investment options do not represent actual investments, but rather a measurement of performance.

Participants in the Deferred Compensation Plan can elect to receive distributions from the plan at retirement or earlier as permitted by the plan. Participants are fully vested in their contributions and vest in the employer matching contributions according to a five-year schedule provided in the Deferred Compensation Plan. During the fiscal year ended February 28, 2004, the employer match under the plan was $560,000, including $3,047 in the aggregate for the Chief Executive Officer and the four other most highly compensated executive officers. We discontinued the employer matching contribution to this plan, effective January 1, 2004. If the Deferred Compensation Plan were to be terminated, the participants would become fully vested in all of the matching funds contributed by us up to that time.

CERTAIN TRANSACTIONS

Richard M. Schulze

We lease two of our U.S. Best Buy stores from Richard M. Schulze, our Founder and Chairman. Aggregate rents paid by us to Mr. Schulze during the fiscal year ended February 28, 2004, were approximately $950,000. The leases include escalation clauses and one provides for percentage rent based on gross sales. The leases expire in 2006, not including renewal options which exist in both cases.

We entered into both of the real estate leases with Mr. Schulze prior to 1990, and the Board negotiated and approved the leases (with Mr. Schulze not voting). The Board relied on one or more of its members who had no financial interest in the properties to review market comparisons, look into alternative rental agreements and negotiate with Mr. Schulze. The Board decided that these real estate leases were in our best interest. We have a policy of not participating in real estate transactions with officers, directors, controlling persons and other insiders unless they are approved by the members of the Board who have no financial interest in the transaction. Prior to Board approval, the Finance and Investment Policy Committee must first determine that any real estate transaction with an insider has terms that are competitive with terms available from unaffiliated third parties.

We also lease, on a non-exclusive basis, airplanes from a corporation owned by Mr. Schulze and the Sandra Schulze Revocable Trust dated June 14, 2001 (the "Corporation"). Periodically, we review the lease agreement to ensure that the terms are no less favorable than terms available from unaffiliated third parties. We pay an hourly rate to the Corporation for use of the airplanes, without any required fractional ownership. Our senior management generally use the airplanes when it is more economical or practical than flying commercial airlines. The total amount paid to the Corporation for use of the airplanes during the fiscal year ended February 28, 2004, was approximately $550,000.

In June 2002, Mr. Schulze relinquished his duties as our Chief Executive Officer. We entered into an arrangement with Mr. Schulze to pay him an annual salary of $1 million, with annual increases based on the consumer price index, for as long as he is physically and mentally proficient to act as Chairman, subject to his election as a director by our shareholders. In addition, we reimburse Mr. Schulze for business-related expenses and provide him with health insurance benefits and an automobile expense allowance. Mr. Schulze may also continue to participate in our Deferred Compensation Plan. Mr. Schulze is not eligible to participate in any of our incentive compensation programs or the Best Buy Co., Inc. 2003 Employee Stock Purchase Plan ("ESPP").

Ronald James

Ronald James, a director, is president and chief executive officer of the Center for Ethical Business Cultures ("CEBC"). In April 2004, we entered into an agreement with CEBC to provide ethics training for our management team. The agreement requires us to pay CEBC $40,100, plus reimbursement for out-of-pocket expenses, in exchange for training services and materials. In addition, we have been a corporate member of CEBC since 1998 and have paid annual membership dues of $7,500 per year. Through our membership, we are able to share ideas and exchange information, such as best practices for fostering and promoting ethical responsibility, with other CEBC corporate members. The total fees and membership dues paid to CEBC during fiscal 2004 were approximately $9,400.

Elliot S. Kaplan

Elliot S. Kaplan, a director, is a partner with the law firm of Robins, Kaplan, Miller & Ciresi L.L.P., which serves as our outside general counsel. The total legal fees paid to Robins, Kaplan, Miller & Ciresi L.L.P. during calendar year 2003 were approximately $4.1 million.

Matthew H. Paull

Matthew H. Paull, a director, is an executive vice president and the chief financial officer of McDonald's Corporation. In March 2003, we entered into a co-marketing agreement with McDonald's. The co-marketing agreement required us to provide coupons and gift cards redeemable for Best Buy merchandise and services in exchange for promotional advertising in which our tradename and logo were featured. The approximate retail redemption value of this agreement was $3.3 million. We may engage in similar promotional activities with McDonald's in the future.

James C. Wetherbe

James C. Wetherbe, a director and the Stevenson Professor of Management Information Systems at Texas Tech University, occasionally speaks at Best Buy functions. The fees for these services are donated directly to the Texas Tech University Foundation on behalf of Dr. Wetherbe. The total speaking fees donated to the Texas Tech University Foundation on Dr. Wetherbe's behalf during fiscal 2004 were approximately $5,000.

We also entered into a sponsorship agreement with the College of Business Administration at Texas Tech University. We agreed to contribute a maximum of $500,000 for research in the area of Internet buyer behavior and the establishment of the University's Best Buy Institute for Internet Buyer Behavior Research. Under the sponsorship agreement, we have limited exclusive rights to use the findings of the research conducted by the Institute. Dr. Wetherbe serves as Executive Director of the Institute but receives no compensation for such position. During fiscal 2004, we contributed $125,000 pursuant to the sponsorship agreement.

Robert A. Willett

Robert A. Willett was named our Executive Vice President – Operations in April 2004. In April 2002, we engaged Mr. Willett as a consultant and special advisor to our Board on matters relating to operational efficiency and excellence. In fiscal 2004, we paid Mr. Willett consulting fees of $238,796, accrued consulting fees totaling $384,245 which were paid in April 2004, and reimbursed him for out-of-pocket expenses totaling $209,311.

Prior to his engagement with us, Mr. Willett was the global managing partner for the retail practice at Accenture Ltd, a global management consulting, technology services and outsourcing company. In addition, he was a member of Accenture's executive committee through August 2002. We have regularly engaged Accenture as an outside consultant since 1996.

As our Executive Vice President – Operations, Mr. Willett's responsibilities include reducing our cost structure, increasing our speed to market and supporting our customer centricity initiative.

We engaged Accenture in January 2004 to assist us with improving our operational capabilities and reducing our costs in the Human Resources area, and intend to engage Accenture for a similar project in the Information Systems area, subject to approval of our Finance and Investment Policy Committee. Mr. Willett is one of four Best Buy executives involved in negotiating the terms of our engagements with Accenture, together with the assistance of Technology Partners International (TPI), an independent consultant. Mr. Willett receives no compensation from Accenture as a result of his prior service with Accenture or our engagements with Accenture.

Mr. Willett beneficially owns 196,964 shares of Accenture's Class A common stock. Such shares are restricted and may only be sold in transactions approved by Accenture. Mr. Willett has committed to sell such shares as soon as possible in the next Accenture-approved transaction or series of transactions.

COMPARATIVE STOCK PERFORMANCE

The graph below compares the cumulative total shareholder return on Best Buy Common Stock for the last five fiscal years with the cumulative total return on the Standard & Poor's 500 Companies Index (the "Broad Market Index"), of which we are a component, and the Standard & Poor's Retailing Group Industry Index (the "S&P Retail Index"), of which we are a component. The S&P Retail Index is a capitalization-weighted index of domestic equities traded on the NYSE, the American Stock Exchange and NASDAQ, and includes high-capitalization stocks representing the retail sector of the Broad Market Index.

Comparison of the Five-Year Cumulative Total Returns on Common Stock
of Best Buy Co., Inc., Broad Market Index and S&P Retail Index*

The graph assumes an investment of $100 at the close of trading on February 27, 1999, the last trading day of fiscal 1999, in Best Buy Common Stock, the Broad Market Index and the S&P Retail Index.

*
Cumulative Total Returns assumes dividend reinvestment.

Source: Research Data Group, Inc.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires that our directors, executive officers and shareholders who own more than 10% of our Common Stock file initial reports of ownership with the SEC and the NYSE. They must also file reports of changes in ownership with the SEC and the NYSE. In addition, they are required by SEC regulations to provide us copies of all Section 16(a) reports that they file with the SEC. Based solely on our review of such Section 16(a) reports, management and the Board believe our directors, officers and owners of more than 10% of our outstanding equity securities complied with the reporting requirements during the fiscal year ended February 28, 2004, except that a report of the receipt of a director stock option was late due to our administrative error for each of the following: Bradbury H. Anderson, Robert T. Blanchard, former director Jack W. Eugster, Kathy J. Higgins Victor, Elliot S. Kaplan, Allen U. Lenzmeier, Richard M. Schulze, former director Mark C. Thompson, Frank D. Trestman, Hatim A. Tyabji and James C. Wetherbe.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The Audit Committee of the Board of Directors is comprised of four members and acts under a written charter adopted and approved by the Board. The committee's charter was revised during fiscal 2004 and a copy is attached to this proxy statement as Appendix A. All members of the committee meet the NYSE definitions of independence and financial literacy for audit committee members.

The committee discharges the Board's oversight responsibility to the shareholders and the investment community relating to:

  •
  the integrity of our financial statements and financial reporting processes;

  •
  the systems of internal accounting, financial and operational controls;

  •
  the independent auditor's qualifications and independence;

  •
  the performance of our internal audit function and the independent auditor; and

  •
  our compliance with ethics programs, including our Code of Business Ethics, and legal and regulatory requirements.

In carrying out these responsibilities, the committee, among other things:

  •
  monitors the preparation of quarterly and annual financial reports by our management;

  •
  supervises the relationship between Best Buy and its independent auditor, including making decisions with respect to their appointment or removal, reviewing and pre-approving their services and expected fees, and confirming their independence; and

  •
  oversees management's implementation and maintenance of effective systems of internal controls and disclosure controls, including review of our policies relating to legal and regulatory compliance, ethics and conflicts of interest, and review of our internal audit program.

For fiscal 2004, the committee, on behalf of the Board, reviewed and discussed with both management and the independent auditor all annual audited financial statements and quarterly operating results, along with the related significant accounting and disclosure issues.

These reviews included discussions with the independent auditor of matters required to be discussed pursuant to Statement on Auditing Standards No. 61 (Communication with Audit Committees) and discussions with management about the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of the disclosures in the financial statements.

The committee also discussed with the independent auditor the auditor's independence from management and Best Buy, including the matters in the written disclosures required by the Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). The committee reviewed all services provided by and the amount of fees paid to the independent auditor in fiscal 2004. In reliance on the reviews and discussions with management and the independent auditor, the committee believes that the non-audit services provided by Ernst & Young LLP were compatible with, and did not impair, auditor independence.

The committee met nine times, including four times via conference call, during fiscal 2004. The committee schedules its meetings to ensure it has sufficient time to devote appropriate attention to all of its tasks. The committee meetings include regular executive sessions with our independent auditor, internal auditors and management. The committee also discussed with our internal and independent auditors the overall scope and plans for their respective audits.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board, and the Board has approved that the annual audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended February 28, 2004, to be filed with the SEC. The Audit Committee appointed Ernst & Young LLP as our independent auditor for fiscal 2005 and the full Board recommends that the shareholders ratify such appointment at the Meeting.

AUDIT COMMITTEE
Hatim A. Tyabji, Chairman Robert T. Blanchard Matthew H. Paull Frank D. Trestman

ITEM 2 — RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITOR

The Audit Committee has appointed Ernst & Young LLP as our independent auditor for the fiscal year that began February 29, 2004. We will ask shareholders to ratify the appointment of Ernst & Young LLP as our independent auditor at the Meeting. Ernst & Young LLP has served as our auditor since 1994. Representatives of Ernst & Young LLP are expected to attend the Meeting. They will be able to make a statement if they wish and will respond to appropriate questions from shareholders.

Audit and Non-Audit Fees

The following table presents the fees we paid for audit and non-audit services rendered by Ernst & Young LLP during fiscal years 2004, 2003 and 2002:

Service Type	Fiscal 2004	Fiscal 2003	Fiscal 2002
Audit Fees (1)	$1,011,000	$722,000	$724,000
Audit-Related Fees (2)	170,000	25,000	86,000
Tax Fees (3)(4)	150,000	1,003,000	3,954,000
All Other Fees (4)(5)	—	101,000	15,000

Total Fees Billed	$1,331,000	$1,851,000	$4,779,000

(1)
Consists of fees for professional services rendered in connection with the audit of our financial statements for the fiscal years ended February 28, 2004, March 1, 2003 and March 2, 2002; the reviews of the financial statements included in each of our Quarterly Reports on Form 10-Q during those fiscal years; consultations on accounting matters; statutory audit filings; and SEC registrations.

(2)
Consists of fees for professional services rendered in connection with the audits of our employee benefit plans; review of the documentation of our internal controls over financial reporting related to our compliance with Section 404 of the Sarbanes-Oxley Act of 2002; and specific additional audit-related procedures for one of our subsidiaries.

(3)
Consists of fees for tax advisory services in connection with the preparation of amended tax returns; claims for refund; tax planning; tax audits and appeals; and employee benefit plans.

(4)
In fiscal 2003, we adopted a policy pursuant to which our independent auditor could no longer be engaged to provide services which were not audit or audit-related services, except that Ernst & Young LLP could complete tax and other projects for which it had already been engaged. Also, in exceptional circumstances and using stringent standards in its evaluation, the Audit Committee could authorize exceptions to the foregoing policy permitting the independent auditor to provide tax services when it would be inefficient or ineffective to use another tax service provider. However, the Audit Committee's intention is to not engage Ernst & Young LLP for tax advisory services in the future. In addition, Ernst & Young LLP is not authorized to and does not provide personal tax services to any Best Buy director or executive officer.

(5)
Consists of fees for human resource and real estate advisory services.

Pre-approval Policy

The Audit Committee adopted a policy for Best Buy, effective as of March 2, 2003, to pre-approve all audit and non-audit services provided by the independent auditor except for minor audit-related engagements which in the aggregate do not exceed 5% of the fees we pay to the independent auditor during the fiscal year. Because the pre-approval of audit and non-audit services was not required in fiscal years 2003 and 2002, the fiscal 2003 and 2002 fees listed above were not pre-approved by the committee. However, active discussions between management, the Audit Committee and Ernst & Young LLP were held on a quarterly basis to ensure the services provided by Ernst & Young LLP did not impair auditor independence.

Board Voting Recommendation

The Board recommends that shareholders vote FOR the proposal to ratify the appointment of Ernst & Young LLP. If the appointment is not ratified by the shareholders, the Audit Committee is not required to appoint other auditors. However, the committee will give consideration to an unfavorable vote.

ITEM 3 — APPROVAL OF BEST BUY CO., INC. 2004 OMNIBUS STOCK AND INCENTIVE PLAN

General Information

On April 20, 2004, the Board adopted, subject to shareholder approval, the Best Buy Co., Inc. 2004 Omnibus Stock and Incentive Plan (the "2004 Omnibus Plan"). The purpose of the 2004 Omnibus Plan is to promote the interests of Best Buy and our shareholders by aiding us in attracting and retaining employees, officers, consultants, advisors and directors who we expect will contribute to our growth and financial performance for the benefit of our shareholders.

We currently award non-qualified stock options to employees through the Employee Option Plan; non-qualified stock options to directors through the 1997 Directors' Plan; and restricted stock through the Stock Plan. We also have the 1994 Employee Plan, which is inactive. As of February 28, 2004, we had an aggregate of approximately 21.5 million shares remaining available for future awards under the Employee Option Plan; the 1994 Employee Plan; the 1997 Directors' Plan; and the Stock Plan. These plans will be terminated and no further awards will be made pursuant to them upon shareholder approval of the 2004 Omnibus Plan.

We expect to make equity-based awards under the 2004 Omnibus Plan at an annual rate of 1.00% to 1.66% of our outstanding Common Stock based on our current assumptions and compensation strategies. Approval of the 2004 Omnibus Plan and termination of the Employee Option Plan, the 1994 Employee Plan, the 1997 Directors' Plan and the Stock Plan will have the effect of reducing Best Buy's overhang (the sum of plan shares in reserve plus plan shares outstanding, as a percentage of the sum of basic common shares outstanding, plan shares in reserve plus plan shares outstanding) from 14.3% to 13.1%, as shown below:

Overhang under existing equity compensation plans (1)	14.3%
Overhang assuming approval of the 2004 Omnibus Plan (2)	13.1%

(1)
Plans include the Employee Option Plan; the 1994 Employee Plan; the 1997 Directors' Plan; and the Stock Plan.

(2)
Based on the termination of the Employee Option Plan, the 1994 Employee Plan, the 1997 Directors' Plan and the Stock Plan covering 21,530,401 shares in the aggregate available for future issuance; and the approval of the 2004 Omnibus Plan covering 16 million shares.

While in the past we relied on stock options and restricted stock with time-based vesting as the primary form of long-term incentive compensation, in fiscal 2004 we moved toward a compensation program that includes a combination of options with time-based vesting and restricted stock awards with performance-based vesting. In addition, executive officers and other members of management have participated in short-term incentive programs under which participants could earn incentive cash compensation based on the achievement of specified criteria. See Compensation and Human Resources Committee Report on Executive Compensation on page 19.

The Board believes that the continuation of short-term and long-term incentive compensation is essential in attracting, retaining and motivating individuals to enhance the likelihood of our future success. In addition, a plan that permits awards with more flexible terms will allow us to better align incentive compensation with increases in shareholder value than our current plans. The flexibility of the 2004 Omnibus Plan in types and specific terms of awards will allow future awards to be based on then-current objectives for aligning compensation with shareholder value. Shareholder approval of the 2004 Omnibus Plan will permit us to award short-term and long-term incentives that achieve these goals.

The following is a summary of the material terms of the 2004 Omnibus Plan and is qualified in its entirety by reference to the 2004 Omnibus Plan. A copy of the 2004 Omnibus Plan may be obtained from us free of charge upon written request and is also available on our Web site at www.BestBuy.com — under "Company Information," select the "For Our Investors" link.

Summary of the 2004 Omnibus Plan

Administration

The Compensation and Human Resources Committee will administer the 2004 Omnibus Plan and will have full power and authority to determine when and to whom awards will be granted, and the type, amount, form of payment and other terms and conditions of each award, consistent with the provisions of the 2004 Omnibus Plan. In addition, the committee can specify whether, and under what circumstances, awards to be received under the 2004 Omnibus Plan may be deferred automatically or at the election of either the holder of the award or the committee. Subject to the provisions of the 2004 Omnibus Plan, the committee may amend or waive the terms and conditions, or accelerate the exercisability, of an outstanding award. The committee has authority to interpret the 2004 Omnibus Plan, and establish rules and regulations for the administration of the 2004 Omnibus Plan. In addition, the Board may exercise the powers of the committee at any time, except with respect to the grant of awards to our executive officers.

Eligible Participants

Any employee, officer, consultant, advisor or director providing services to us or any of our affiliates, who is selected by the committee, is eligible to receive an award under the 2004 Omnibus Plan. As of the date of this proxy statement, approximately 100,000 employees, officers and directors were eligible as a class to be selected by the committee to receive awards under the 2004 Omnibus Plan.

Shares Available For Awards

The aggregate number of shares of our Common Stock that may be issued under all stock-based awards made under the 2004 Omnibus Plan will be 16 million. Certain awards under the 2004 Omnibus Plan are subject to limitations as follows:

  •
  The maximum number of shares that may be awarded under the 2004 Omnibus Plan pursuant to grants of restricted stock, restricted stock units and stock awards is 6.5 million.

  •
  A maximum of 16 million shares will be available for granting incentive stock options under the 2004 Omnibus Plan, subject to the provisions of Section 422 or 424 of the Code or any successor provision.

  •
  No person may be granted under the 2004 Omnibus Plan in any calendar year awards, the value of which is based solely on an increase in the value of our Common Stock after the date of grant of the award, of more than one million shares in the aggregate.

  •
  Our non-employee directors, as a group, may not be granted awards in the aggregate of more than 5% percent of the shares available for awards under the 2004 Omnibus Plan.

  •
  No non-employee director may be granted an award under the 2004 Omnibus Plan unless the award is compensation for service on a committee of the Board and all members of the committee receive an award with the same terms and conditions or the award is made in connection with the director's initial appointment to the Board.

The committee may adjust the number of shares and share limits described above in the case of a stock dividend or other distribution, including a stock split, merger or other similar corporate transaction or event, in order to prevent dilution or enlargement of the benefits or potential benefits intended to be provided under the 2004 Omnibus Plan.

If any shares of our Common Stock subject to any award or to which an award relates are forfeited or are reacquired by us, or if any award terminates without the delivery of any shares, the shares previously set aside for such awards will be available for future awards under the 2004 Omnibus Plan. In addition, shares used by award recipients as payment of the exercise price of an award or in satisfaction of the tax obligations relating to an award other than an incentive stock option will be available again for award grants, except that any shares withheld in connection with the satisfaction of tax obligations relating to restricted stock after June 23, 2014, shall not be available for award grants.

Types of Awards and Terms and Conditions

The 2004 Omnibus Plan permits the granting of:

  •
  stock options (including both incentive and non-qualified stock options);

  •
  stock appreciation rights ("SARs");

  •
  restricted stock and restricted stock units;

  •
  performance awards of cash, stock or property;

  •
  dividend equivalents; and

  •
  other stock grants.

Awards may be granted alone, in addition to, in combination with or in substitution for, any other award granted under the 2004 Omnibus Plan or any other compensation plan. Awards can be granted for no cash consideration or for cash or other consideration as determined by the committee or as required by applicable law. Awards may provide that upon the grant or exercise thereof, the holder will receive cash, shares of our Common Stock or other securities, or property, or any combination of these in a single payment, installments or on a deferred basis. The exercise price per share under any stock option and the grant price of any SAR may not be less than the fair market value on the date of grant of such option or SAR except to satisfy legal requirements of foreign jurisdictions or if the award is in substitution for an award previously granted by an entity acquired by us. Determinations of fair market value under the 2004 Omnibus Plan will be made in accordance with methods and procedures established by the committee. The term of awards will not be longer than 10 years.

Stock Options.    The holder of an option will be entitled to purchase a number of shares of our Common Stock at a specified exercise price during a specified time period, all as determined by the committee. The option exercise price may be payable either in cash or, at the discretion of the committee, in other securities or other property having a fair market value on the exercise date equal to the exercise price.

Stock Appreciation Rights.    The holder of a SAR is entitled to receive the excess of the fair market value (calculated as of the exercise date or, at the committee's discretion, as of any time during a specified period before or after the exercise date) of a specified number of shares of our Common Stock over the grant price of the SAR. SARs vest and become exercisable in accordance with a vesting schedule established by the committee.

Restricted Stock and Restricted Stock Units.    The holder of restricted stock will own shares of our Common Stock subject to restrictions imposed by the committee (including, for example, restrictions on the right to vote the restricted shares or to receive any dividends with respect to the shares) for a specified time period determined by the committee. The holder of restricted stock units will have the right, subject to any restrictions imposed by the committee, to receive shares of our Common Stock, or a cash payment equal to the fair market value of those shares, at some future date determined by the committee. The minimum vesting period for these awards is over a period of at least three years from the date of grant, unless the award is conditioned on personal performance, or our performance or that of our affiliates, in which case the award must vest over a period of at least one year from the date of grant. The committee also may permit accelerated vesting in the case of a participant's death, disability or retirement, or a change in control of Best Buy. If the participant's employment or service as a director terminates during the vesting period for any other reason, the restricted stock and restricted stock units will be forfeited, unless the committee determines that it would be in our best interest to waive the remaining restrictions.

Performance Awards.    Performance awards granted under the 2004 Omnibus Plan are intended to qualify as "performance-based compensation" within the meaning of Section 162(m) of the Code. Performance awards give participants the right to receive payments in cash, stock or property based solely upon the achievement of certain performance goals during a specified performance period. The committee must designate all participants for each performance period, and establish performance goals and target awards for each participant no later than 90 days after the beginning of each performance period within the parameters of Section 162(m) of the Code. Performance goals must be based solely on one or more of the following business criteria:

  •
  Revenue;

  •
  Cash flow;

  •
  Gross profit;

  •
  Earnings before interest and taxes;

  •
  Earnings before interest, taxes, depreciation and amortization;

  •
  Net earnings;

  •
  Diluted earnings per share;

  •
  Margins, including gross profit, operating and net income margins;

  •
  Returns, including return on assets, equity, investment, capital and revenue and total stockholder return;

  •
  Stock price;

  •
  Economic value added;

  •
  Working capital;

  •
  Market share;

  •
  Cost reductions;

  •
  Workforce satisfaction and diversity goals;

  •
  Employee retention;

  •
  Customer satisfaction;

  •
  Completion of key projects; and

  •
  Strategic plan development and implementation.

The measure of performance may be set by reference to an absolute standard or a comparison to specified companies or groups of companies, or other external measures, and may be applied at individual or organizational levels. The aggregate dollar value of performance awards paid to any recipient in any calendar year may not exceed $5 million.

Dividend Equivalents.    The holder of a dividend equivalent will be entitled to receive payments (in cash, shares of our Common Stock, other securities or other property) equivalent to the amount of cash dividends paid by us to our shareholders, with respect to the number of shares determined by the committee. Dividend equivalents will be subject to other terms and conditions determined by the committee.

Stock Awards.    The committee may grant unrestricted shares of our Common Stock, subject to terms and conditions determined by the committee and the 2004 Omnibus Plan limitations.

Duration, Termination and Amendment.    Unless discontinued or terminated by the Board, the 2004 Omnibus Plan will expire on June 23, 2014. No awards may be made after that date. However, unless otherwise expressly provided in an applicable award agreement, any award granted under the 2004 Omnibus Plan prior to expiration may extend beyond the end of such period through the award's normal expiration date.

The Board and pursuant to the delegation of its authority, the committee may amend, alter or discontinue the 2004 Omnibus Plan at any time, although shareholder approval must be obtained for any action that would increase the number of shares of our Common Stock available, increase the award limits under the 2004 Omnibus Plan, permit awards of options or SARs at a price less than fair market value, permit repricing of options or SARs, or expand the class of persons eligible to receive awards under the 2004 Omnibus Plan. Shareholder approval is also required for any action that would, absent such approval, violate the rules and regulations of the NYSE or any other securities exchange applicable to us.

Prohibition on Repricing Awards

Without the approval of our shareholders, no option or SAR may be amended to reduce its exercise or grant price, and no option or SAR may be canceled and replaced with an option or SAR having a lower exercise price, except in connection with a stock dividend or other distribution, including a stock split, merger or other similar corporate transaction or event, in order to prevent dilution or enlargement of the benefits, or potential benefits intended to be provided under the 2004 Omnibus Plan.

Transferability of Awards

Unless otherwise provided by the committee, awards under the 2004 Omnibus Plan may only be transferred by will or by the laws of descent and distribution.

Federal Income Tax Consequences

Grant of Options and SARs.    The grant of a stock option or SAR is not expected to result in any taxable income for the recipient.

Exercise of Options and SARs.    Upon exercising a non-qualified stock option, the optionee must recognize ordinary income equal to the excess of the fair market value of the shares of our Common Stock acquired on the date of exercise over the exercise price, and we will generally be entitled at that time to an income tax deduction for the same amount. The holder of an incentive stock option generally will have no taxable income upon exercising the option (except that an alternative minimum tax liability may arise), and we will not be entitled to an income tax deduction. Upon exercising a SAR, the amount of any cash received and the fair market value on the exercise date of any shares of our Common Stock received are taxable to the recipient as ordinary income and generally deductible by us.

Disposition of Shares Acquired Upon Exercise of Options and SARs.    The tax consequence upon a disposition of shares acquired through the exercise of an option or SAR will depend on how long the shares have been held and whether the shares were acquired by exercising an incentive stock option or by exercising a non-qualified stock option or SAR. Generally, there will be no tax consequence to us in connection with the disposition of shares acquired under an option or SAR, except that we may be entitled to an income tax deduction in the case of the disposition of shares acquired under an incentive stock option before the applicable incentive stock option holding periods set forth in the Code have been satisfied.

Awards Other than Options and SARs.    As to other awards granted under the 2004 Omnibus Plan that are payable either in cash or shares of our Common Stock that are either transferable or not subject to substantial risk of forfeiture, the holder of the award must recognize ordinary income equal to (a) the amount of cash received or, as applicable, (b) the excess of (i) the fair market value of the shares received (determined as of the date of receipt) over (ii) the amount (if any) paid for the shares by the holder of the award. We will generally be entitled at that time to an income tax deduction for the same amount.

As to an award that is payable in shares of our Common Stock that are restricted from transfer and subject to substantial risk of forfeiture, unless a special election is made by the holder of the award under the Code, the holder must recognize ordinary income equal to the excess of (i) the fair market value of the shares received (determined as of the first time the shares become transferable or not subject to substantial risk of forfeiture, whichever occurs earlier) over (ii) the amount (if any) paid for the shares by the holder of the award. We will generally be entitled at that time to an income tax deduction for the same amount.

Income Tax Deduction.    Subject to the usual rules concerning reasonable compensation, and assuming that, as expected, performance awards paid under the 2004 Omnibus Plan are "qualified performance-based compensation" within the meaning of Section 162(m) of the Code, we will generally be entitled to a corresponding income tax deduction at the time a participant recognizes ordinary income from awards made under the 2004 Omnibus Plan.

Application of Section 16.    Special rules may apply to individuals subject to Section 16 of the Exchange Act. In particular, unless a special election is made pursuant to the Code, shares received through the exercise of a stock option or SAR may be treated as restricted as to transferability and subject to a substantial risk of forfeiture for a period of up to six months after the date of exercise. Accordingly, the amount of any ordinary income recognized and the amount of our income tax deduction will be determined as of the end of that period.

Delivery of Shares for Tax Obligation.    Under the 2004 Omnibus Plan, the committee may permit participants receiving or exercising awards, subject to the discretion of the committee and upon such terms and conditions as it may impose, to deliver shares of our Common Stock (either shares received upon the receipt or exercise of the award or shares previously owned by the holder of the option) to us to satisfy federal and state income tax obligations.

New Plan Benefits

No benefits or amounts have been granted, awarded or received under the 2004 Omnibus Plan. In addition, the committee in its sole discretion will determine the number and types of awards that will be granted. Thus, it is not possible to determine the benefits that will be received by eligible participants if the 2004 Omnibus Plan were to be approved by the shareholders. The closing price of a share of our Common Stock as reported on the NYSE on April 2, 2004, was $53.92.

Equity Compensation Plan Information

The following table provides information about Best Buy Common Stock that may be issued under our existing equity compensation plans as of February 28, 2004, namely: the 1997 Directors' Plan; the 1994 Employee Plan; the Employee Option Plan; the Stock Plan; and the ESPP.

The table does not include information about our proposed 2004 Omnibus Plan which is being submitted for shareholder approval at the Meeting. If the 2004 Omnibus Plan were to be approved by our shareholders, the 1997 Directors' Plan; the 1994 Employee Plan; the Employee Option Plan; and the Stock Plan will be terminated, and no further awards will be made pursuant to them.

Plan Category	Securities to be Issued upon Exercise of Outstanding Options (1)	Weighted Average Exercise Price	Securities Available for Future Issuance (2)
Equity compensation plans approved by security holders	32,763,081	$38.15	26,530,401
Equity compensation plans not approved by security holders	N/A	N/A	N/A

Total	32,763,081	$38.15	26,530,401

(1)
Includes options held by certain employees of our former Musicland business resulting from the conversion of Musicland options into options to purchase Best Buy Common Stock. These options were fully vested at the time of conversion, do not terminate upon termination of employment with us and expire based on the remaining option term of up to 10 years. These options did not reduce the shares available for grant under any of our other option plans.

(2)
Includes five million shares of Best Buy Common Stock which have been reserved for issuance under the Best Buy Co., Inc. 2003 Employee Stock Purchase Plan.

Board Voting Recommendation

Upon the recommendation of management, the Board adopted the Best Buy Co., Inc. 2004 Omnibus Stock and Incentive Plan and recommends to the shareholders that they vote FOR the approval of the plan.

The affirmative vote of the holders of a majority of the voting power of the shares present, in person or by proxy, and entitled to vote (excluding broker non-votes) is required to approve the Best Buy Co., Inc. 2004 Omnibus Stock and Incentive Plan.

IT IS INTENDED THAT, UNLESS OTHERWISE INSTRUCTED, THE SHARES REPRESENTED BY THE PROXY (OTHER THAN BROKER NON-VOTES) WILL BE VOTED "FOR" THE APPROVAL OF THE BEST BUY CO., INC. 2004 OMNIBUS STOCK AND INCENTIVE PLAN.

OTHER BUSINESS

Management and the Board are not aware of any other items of business that will be addressed at the Meeting. If any other items of business are properly brought before the Meeting, the people named in the enclosed proxy card will vote the shares they represent as the Board recommends.

PROPOSALS FOR THE NEXT REGULAR MEETING

Shareholder proposals for consideration at the 2005 Regular Meeting of Shareholders must be received at our principal executive offices at 7601 Penn Avenue South, Richfield, Minnesota 55423, no later than January 18, 2005.

By Order of the Board of Directors

Elliot S. Kaplan Secretary
Dated: May 17, 2004

Appendix A

BEST BUY CO., INC.

AUDIT COMMITTEE CHARTER

Purpose

The Audit Committee ("Committee") of Best Buy Co., Inc. ("Company") is appointed by the Board of Directors ("Board") to discharge the Board's responsibilities relating to oversight of the following: 1) the integrity of the Company's financial statements and financial reporting processes, 2) the Company's internal accounting systems, financial and operational controls, 3) the qualifications and independence of the independent auditor, 4) the performance of the Company's Internal Audit function and the independent auditor, and 5) the Company's compliance with ethics programs, including the Code of Business Ethics, and legal and regulatory requirements. In so doing, the Committee will maintain free and open communication between the Board, the independent auditor, Internal Auditors and management of the Company.

Committee Membership

The Committee will be composed of at least three directors, each of whom satisfy the definition of "independent" under the listing standards of the New York Stock Exchange ("NYSE"). In addition, members of the Committee may not accept any consulting, advisory, or other compensatory fee from the Company (other than in their capacity as a member of the Board or one or more of the Board's committees) and may not be affiliated persons of the Company or its subsidiaries. All Committee members will be financially literate and will have sufficient knowledge of financial matters to enable them to carry out the responsibilities of the Committee. At least one member of the Committee will be a "financial expert," as defined by the Securities and Exchange Commission ("SEC") in Item 401(e) of Regulation S-K. The Committee members will be appointed by the Board and may be removed by the Board in its discretion.

Meetings

The Committee shall meet as often as its members deem necessary to perform the Committee's responsibilities. A majority of the Committee will comprise a quorum when all Committee members are unable to attend a meeting.

Committee Authority and Responsibilities

The Committee shall have the authority to investigate any matter brought to its attention, with full access to all relevant records, property and personnel of the Company, and with the authority to retain outside counsel or other experts and advisors as it determines necessary. The Company will provide appropriate funding, as determined by the Committee, for payment of compensation to the independent auditor or any other registered public accounting firm engaged for the purposes of preparing or issuing an audit report or performing other audit, review or attestation services for the Company; compensation to any other advisers engaged by the Committee; and ordinary administrative expenses of the Committee that are necessary or appropriate in carrying out its duties.

The Committee will make regular reports to the Board and will propose any necessary action to the Board. The Committee will review and reassess the adequacy of this Charter at least annually and recommend any proposed changes to the Board for approval. The Committee will at least annually evaluate its own performance to determine whether or not it is functioning effectively.

The primary responsibility of the Committee is to oversee the Company's financial reporting process and report the results of its activities to the Board. Management is responsible for preparing the Company's financial statements and the independent auditor is responsible for auditing those financial statements. In carrying out its responsibilities, the Committee believes its policies and procedures should remain flexible, in order to best react to changing conditions and with the objective of assessing whether the Company's accounting and financial reporting practices are in accordance with all requirements and are of the highest quality.

While the Committee has the specific responsibilities set forth in this Charter, the Committee does not regularly conduct audits or investigations to determine that the Company's financial statements are complete and accurate and in compliance with generally accepted accounting practices.

The following represent the primary recurring duties and responsibilities of the Committee in carrying out its oversight responsibilities:

A.
Independent Auditor

1.
The Committee is directly responsible for the appointment and termination (subject, as applicable, to shareholder ratification), compensation and oversight of the work of the independent auditor, including resolution of disagreements between management and the auditor regarding financial reporting. The Committee will, at least annually, evaluate the independent auditor's qualifications, performance and independence, taking into account the opinions of management and Internal Audit. Such evaluation will include the review and evaluation of the experience and qualifications of the senior members of the independent auditor team.

2.
The Committee will pre-approve all audit and non-audit services provided by the independent auditor unless such services are considered de-minimus audit-related services as defined by the SEC and acceptable under the Company's independent auditor policy. The Committee may delegate pre-approval authority to a member of the Committee. The decisions of any Committee member to whom pre-approval authority is delegated must be presented to the full Committee at its next scheduled meeting.

3.
At least annually, the Committee will obtain and review a report by the independent auditor describing:

a.
The firm's internal quality control procedures.

b.
Any material issues raised by:

(i)
The most recent internal quality control review or peer review of the firm,

(ii)
Any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm, and

      (iii)
      Any steps taken to deal with any such issues.

    c.
    All relationships between the independent auditor and the Company to assess the auditor's independence.

  4.
  The Committee will also establish for the Company clear hiring policies for employees or former employees of the independent auditor that meet the SEC regulations and NYSE listing standards.

B.
Audit Processes and Reporting

1.
The Committee will meet with Internal Audit, the independent auditor and appropriate management of the Company to review the overall scope and plans for their respective audits, including the adequacy of staffing and compensation. The Committee will also meet with these groups to discuss the adequacy and effectiveness of the Company's accounting, financial and other internal controls, including the Company's policies and procedures to assess, monitor and manage legal and ethical compliance programs, including the Code of Business Ethics. The Committee will also discuss with management the Company's major financial risk exposures and the steps management has taken to monitor and control such exposures, including the Company's risk assessment and risk management policies. Further, the Committee will meet separately with management, Internal Audit and the independent auditor periodically, to discuss the results of their examinations and whether there were any audit problems or difficulties encountered during their work or with management's responses.

2.
The Committee will review:

a.
Reports from the independent auditor on the critical policies and practices of the Company, and all alternative treatments of financial information within generally accepted accounting principles that have been discussed with management.

b.
Management's assertion on its assessment of the effectiveness of internal controls as of the end of the most recent fiscal year and the independent auditor's report on management's assertion as required.

c.
All material written communications between the independent auditor and Internal Audit, such as the management letter or accounting adjustments that were noted or proposed by the independent auditor, but were not adopted or reflected.

d.
Any material communications between the independent auditor team and the independent auditor's national office regarding auditing or accounting issues presented by the engagement.

3.
The Committee will discuss with the independent auditor and Internal Audit the effect of regulatory and accounting initiatives as well as off-balance sheet structures and aggregate contractual obligations on the Company's financial statements.

4.
The Committee will review the interim financial statements with management and the independent auditor prior to the filing of the Company's Quarterly Reports on Form 10-Q. Also, the Committee will discuss the results of the quarterly review and any other matters required to be communicated to the Committee by the independent auditor under generally accepted auditing standards. The Chairman or a designee of the Committee may represent the entire Committee for purposes of this review. Further, the Committee will review and discuss earnings press releases, including the use, if any, of "pro-forma" or "adjusted" non-GAAP information, as well as financial information and earnings guidance provided to analysts and rating agencies with management and the independent auditor.

  5.
  The Committee will review with management and the independent auditor the financial statements and disclosures under Management's Discussion and Analysis of Financial Condition and Results of Operations, to be included in the Company's Annual Reports on Form 10-K. The Committee will also review with management and the independent auditor their judgments about the quality, not just acceptability, of accounting principles, the reasonableness of significant judgments and the clarity of the disclosures in the financial statements. Additionally, the Committee will discuss the results of the annual audit and any other matters required to be communicated to the Committee by the independent auditor under generally accepted auditing standards. Following completion of the annual audit, the Committee will review the independent auditor's recommendations to management as well as the results of procedures performed.

  6.
  The Committee will prepare its report to be included in the Company's annual proxy statements, as required by SEC regulations.

C.
Other

1.
The Committee will establish procedures for the receipt, retention and treatment of complaints received regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters. In addition, if appropriate, the Committee will receive corporate attorneys' reports of evidence of material violations of securities laws or breaches of fiduciary duty.

BEST BUY CO., INC. 7601 PENN AVENUE SOUTH RICHFIELD, MN 55423	VOTE BY INTERNET—www.proxyvote.com
Use the Internet to vote the shares and for electronic delivery of information up until 11:59 P.M. Eastern Daylight Time the day before the meeting date. Have your proxy card in hand when you access the Web site and follow the instructions.

 VOTE BY PHONE (WITHIN THE U.S. OR CANADA)—
1-800-690-6903
Use any touch-tone telephone to vote the shares until 11:59 P.M. Eastern Daylight Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

 VOTE BY MAIL
Mark, sign and date your proxy card, and return it in the postage-paid envelope we have provided or return it to BEST BUY CO., INC., c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
BEST BUY CO., INC.

This proxy, when properly executed and returned to Best Buy, will be voted in the manner directed herein by the undersigned shareholder(s). If no direction is made, this proxy will be voted FOR Proposals 1, 2 and 3.
1.
Election of five Class 1 Directors—
01) Bradbury H. Anderson, 02) Kathy J. Higgins Victor,
03) Allen U. Lenzmeier, 04) Frank D. Trestman,
05) James C. Wetherbe; and

Ratification of the appointment of three Class 2 Directors—
06) Ronald James, 07) Matthew H. Paull, 08) Mary A. Tolan	For All ☐	Withhold All ☐	For All Except* ☐	*To withhold authority to vote for any nominee(s), mark "For All Except" and write the nominee's number on the line below.
		For	Against	Abstain
2.	Proposal to ratify the appointment of Ernst & Young LLP as the Company's independent auditor for the current fiscal year.	☐	☐	☐
3.	Proposal to approve the Company's 2004 Omnibus Stock and Incentive Plan.	☐	☐	☐
In their discretion, the Proxy Agents are authorized to vote upon such other business as may properly come before the Meeting.

If you vote by mail, please date and sign exactly as your name appears and return this card promptly in the accompanying postage-paid envelope. If shares are held by joint tenants or as community property, both shareholders must sign.
For comments, check box to the right, and note on the reverse side.			☐

HOUSEHOLDING ELECTION—Please indicate if you consent to receive future proxy materials and other investor communications in a single package per household. If you consent, Best Buy will send a single package per household until you revoke your consent by notifying Investor Relations at the address listed above. Best Buy will start sending you individual copies of investor communications within 30 days of your revocation.		Yes ☐	No ☐

Signature [PLEASE SIGN WITHIN BOX]	Date			Signature (Joint Owners)	Date

BEST BUY CO., INC.
REGULAR MEETING OF SHAREHOLDERS
10:00 a.m., Central Daylight Time, on Thursday, June 24, 2004

Dear Best Buy Shareholder:

Your vote is important! We encourage you to vote promptly and to take advantage of Internet or telephone voting, both of which are available 24 hours a day, seven days a week.

Vote on the Internet:	Go to www.proxyvote.com and follow the prompts.
Vote by Telephone:	Call 1-800-690-6903 if you are in the U.S. or Canada, and follow the prompts.

(If you vote on the Internet or by telephone, please do not mail your proxy card.)

Receive Future Proxy Materials Electronically:

Help us make a difference by eliminating paper proxy mailings to your home or business. With your consent, we will provide all future proxy voting materials to you electronically. Shareholders of record may enroll for electronic delivery of future Best Buy proxy materials after you vote these shares on the Internet at www.proxyvote.com.

YOUR VOTE IS IMPORTANT. THANK YOU FOR VOTING.

FOLD AND DETACH HERE IF YOU ARE RETURNING YOUR PROXY CARD BY MAIL

PROXY	PROXY

BEST BUY CO., INC.
7601 Penn Avenue South
Richfield, Minnesota 55423

This Proxy is Solicited on Behalf of the Board of Directors
for use at the Regular Meeting of Shareholders to be held on June 24, 2004

The undersigned appoint(s) Richard M. Schulze and/or Elliot S. Kaplan, each with the power of substitution, as his or her proxies ("Proxy Agents") to vote as directed on the reverse side of this proxy or pursuant to instructions provided via the Internet or by telephone, all the shares of common stock of Best Buy Co., Inc. held of record by the undersigned as of April 26, 2004, at the Regular Meeting of Shareholders to be held on Thursday, June 24, 2004, at 10 a.m., Central Daylight Time, at the Best Buy Corporate Campus Theater, 7601 Penn Avenue South, Richfield, Minnesota, or any postponement or adjournment of the meeting. The undersigned acknowledges receipt of the Notice of 2004 Regular Meeting of Shareholders and the Proxy Statement.

IF NO OTHER INDICATION IS MADE ON THE REVERSE SIDE OF THIS PROXY CARD, THE PROXY AGENTS WILL VOTE FOR PROPOSALS 1, 2 AND 3 AND, IN THEIR DISCRETION, UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

If you are voting by mail, please mark, sign, date and return this proxy card promptly using the enclosed envelope.

Comments:

(If you noted comments above, please mark corresponding box on the reverse side.)

(Continued on the reverse side.)